                                                        EXHIBIT 4





              CROWN CENTRAL PETROLEUM CORPORATION








                FIRST RESTATED CREDIT AGREEMENT


                   Dated as of August 1, 1997







                  NATIONSBANK OF TEXAS, N.A.,

                  as Administrative Agent and
                     Letter of Credit Agent


                              and


                       BANKBOSTON, N.A.,

                     as Documentation Agent


                              and


                     THE BANKS NAMED HEREIN

                       TABLE OF CONTENTS


     This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                             Page

SECTION 1.  Definitions and Accounting Matters                  1
     1.1  Certain Defined Terms                                 1
     1.2  Accounting Terms and Determinations                  23
     1.3  Certain References and Terms                         25

SECTION 2.  Commitments                                        25
     2.1  Loans                                                25
     2.2  Borrowings                                           26
     2.3  Letters of Credit                                    26
     2.4  Changes of Commitments                               31
     2.5  Fees                                                 32
     2.6  Lending Offices                                      33
     2.7  Several Obligations; Remedies Independent            33
     2.8  Notes                                                33
     2.9  Voluntary Prepayments                                34
     2.10  Clean-ups                                           34

SECTION 3.  Payments of Principal and Interest                 35
     3.1  Repayment of Loans                                   35
     3.2  Interest                                             35

SECTION 4.  Payments; Pro Rata Treatment; Computations; Etc    36
     4.1  Payments                                             36
     4.2  Pro Rata Treatment                                   37
     4.3  Computations                                         37
     4.4  Non-Receipt of Funds by the Administrative Agent     37
     4.5  Sharing of Payments, Etc.                            38

SECTION 5.  Yield Protection and Illegality                    39
     5.1  Additional Costs                                     39
     5.2  Limitation on Eurodollar Loans                       41
     5.3  Illegality                                           42
     5.4  Treatment of Eurodollar Loans                        42
     5.5  Compensation                                         42
     5.6  Additional Costs in Respect of Letters of Credit     43
     5.7  No Duplication                                       43

SECTION 6.  Conditions Precedent                               43
     6.1  Initial Extension of Credit                          43
     6.2  Initial and Subsequent Extensions of Credit          44

SECTION 7.  Representations and Warranties                     45
     7.1  Corporate Existence                                  45
     7.2  Financial Condition                                  45
     7.3  Litigation                                           46
     7.4  No Breach                                            46
     7.5  Corporate Action                                     46
     7.6  Approvals                                            46
     7.7  Use of Proceeds                                      46
     7.8  ERISA                                                46
     7.9  Taxes                                                46
     7.10  Investment Company Act                              47
     7.11  Environmental Conditions                            47
     7.12  Indebtedness                                        48
     7.13  Operation of Business                               48
     7.14  No Defaults on Outstanding Judgments or Orders      48
     7.15  No Defaults under Other Agreements, Etc             49
     7.16  Labor Disputes and Acts of God                      49
     7.17  Subsidiaries, Etc                                   49

SECTION 8.  Covenants of the Company                           49
     8.1  Maintenance of Existence                             49
     8.2  Conduct of Business                                  50
     8.3  Maintenance of Properties                            50
     8.4  Maintenance of Records                               50
     8.5  Maintenance of Insurance                             50
     8.6  Compliance with Laws and Agreements                  50
     8.7  Right of Inspection                                  50
     8.8  Reporting Requirements                               51
     8.9  Liens                                                54
     8.10 Indebtedness                                         56
     8.11 Guaranties, Etc                                      56
     8.12 Mergers, Etc                                         57
     8.13 Investments                                          57
     8.14 Sale of Assets                                       57
     8.15 Stock of Subsidiaries, Etc                           58
     8.16 Transactions with Affiliates                         58
     8.17 Line of Business                                     58
     8.18 Accounts Payable; Senior Notes                       59
     8.19 FIFO Tangible Net North                              59
     8.20 CFD/Capital Ratio                                    59
     8.21 Net Adjusted Working Capital                         59
     8.22 Adjusted Current Ratio                               59
     8.23 Short-Term FIFO Net Income (Loss).                   59
     8.24 Mid-Term FIFO Net Income (Loss).                     59
     8.25 Unrestricted Subsidiaries.                           59
     8.26 Restricted Subsidiaries.                             60

SECTION 9.  Events of Default                                  60
     9.1  Events of Default                                    60
     9.2  Cash Collateral Account                              63
     9.3  Indemnity                                            64

SECTION 10.  The Administrative Agent and the Letter of Credit Agent
64
     10.1  Appointment, Powers and Immunities                  64
     10.2  Reliance                                            65
     10.3  Defaults                                            65
     10.4  Rights as a Bank                                    65
     10.5  Indemnification                                     66
     10.6  Non-Reliance on other Bank Parties                  66
     10.7  Failure to Act                                      66
     10.8  Resignation or Removal                              67
     10.9  Documents                                           67

SECTION 11.  Miscellaneous                                     67
     11.1  No Waiver                                           67
     11.2  Notices                                             67
     11.3  Expenses, Etc                                       68
     11.4  Whole Agreements, Amendments, Etc                   68
     11.5  Survival After Closing; Severability                69
     11.6  Assignments and Participations                      69
     11.7  Termination; Limited Survival                       70
     11.8  Acknowledgements and Admissions                     71
     11.9  Counterparts                                        71
     11.10  Governing Law; Submission to Jurisdiction          71
     11.11  WAIVER OF JURY TRIAL                               72
     11.12  Confidentiality                                    72
     11.13  Replacement of Banks                               72
     11.14  Limitation on Interest                             73
     11.15  Restatement                                        74

                FIRST RESTATED CREDIT AGREEMENT


     THIS FIRST RESTATED CREDIT AGREEMENT, dated as of August 1, 1997, is among: Crown Central Petroleum Corporation, a corporation duly organized and validly existing under the laws of the State of Maryland (the "Company"); each of the banks that is a signatory hereto (individually, a "Bank" and, collectively, the "Banks"); BankBoston, N.A., as documentation agent for the Banks (in such capacity, and together with its successors in such capacity, the "Documentation Agent"), and NationsBank of Texas, N.A., as administrative agent and as letter of credit agent for the Banks (in such respective capacities, together with its successors in such respective capacities, the "Administrative Agent" and the "Letter of Credit Agent").

                      W I T N E S S E T H

     WHEREAS, the Company, NationsBank of Texas, N.A., as administrative agent and letter of credit agent, certain Banks and other lenders entered into that certain Credit Agreement dated September 25, 1995 (as amended, the "Original Agreement"), providing for extensions of credit to the Company by such lenders and the issuance of letters of credit on behalf of the Company; and

     WHEREAS, as of the date hereof there are no outstanding "Loans", but there are outstanding "Letters of Credit" (as such terms are defined in the Original Agreement"); and

     WHEREAS, the Company has requested that the Banks restate the Original Agreement to renew and extend such line of credit and to continue such letter of credit facility; and

     WHEREAS, the Banks are prepared to restate the Original Agreement and renew and extend such line of credit and letter of credit facility upon the terms hereof. Accordingly, the parties hereto agree as follows:

     SECTION 1.  Definitions and Accounting Matters

     1 1 Certain Defined Terms. As used herein, the following terms shall have the following meanings:

     "Adjusted Current Assets" shall mean, as of March 31, 1997 and as of the end of each calendar month thereafter (each a "Determination Date" in this definition), the sum (without duplication) of:

     (a) the Company's Consolidated current assets at such Determination Date, plus

     (b) an amount equal to (1) the Company's Consolidated inventory LIFO reserve at such Determination Date, times (2) the Tax Adjustment Factor in effect at such Determination Date.

     "Adjusted Current Ratio" shall mean, as of March 31, 1997 and as of the end of each calendar month thereafter, the ratio of Adjusted Current Assets to Adjusted Liabilities, provided, that for this purpose only clause (b) in the definition of "Adjusted Current Assets" shall be deemed to read as follows: "(b) an amount equal to the Company's Consolidated inventory LIFO reserve at such Determination Date."

     "Adjusted Liabilities" shall mean, as of March 31, 1997 and as of the end of each calendar month thereafter (each a "Determination Date" in this definition), the sum (without duplication) of:

     (a) the Company's Consolidated current liabilities at such Determination Date, plus

     (b) Loans outstanding under this Agreement at such Determination Date (to the extent not included in the Company's Consolidated current liabilities), plus

     (c) Letter of Credit Liabilities in respect of Insurance Letters of Credit or Miscellaneous Letters of Credit at such Determination Date (to the extent the liabilities supported by such Letters of Credit are not included in the Company's Consolidated current liabilities), plus

     (d) all of the Company's Consolidated liabilities with respect to (1) letters of credit issued other than under this Agreement, or
(2) Guarantees.

     "Adjusted Net Income (Loss)" shall mean, for any period, the Company's Consolidated net income (or loss) for such period as adjusted (to the extent otherwise included in calculating such net income or loss) by excluding, without duplication:

     (a) all extraordinary gains or losses (less all fees and expenses relating thereto),

     (b) Consolidated Non-Cash Charges of $55,000,000 recognized pursuant to the FAS 121 Writedown,

     (c) the portion of such net income (or loss) allocable to minority interests owned by the Company and the Consolidated Subsidiaries in unconsolidated Persons, to the extent that cash dividends or distributions have not actually been received by the Company or one of the Consolidated Subsidiaries during such period (provided that, after June 30, 1995, if any such exclusion is made for dividends or distributions accrued but not received, net income for any subsequent period shall be deemed increased by the amount of any such previously excluded accrued dividends or distributions which are actually received during such subsequent period),

     (d) net income (or loss) of any Person combined with the Company and the Consolidated Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination,

     (e) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

     (f) net gains (but not losses) (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, and

     (g) the net income of any Consolidated Subsidiary of the Company to the extent that the transfer by such Consolidated Subsidiary to the Company of funds equal to such income (by dividends, payments upon liquidation, or some other similar form of distribution) is not at the time permitted, directly or indirectly, by operation of the terms of such Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to such Subsidiary or its stockholders (provided that, after June 30, 1995, if any such exclusion is made for net income not permitted to be so transferred, net income for any subsequent period shall be deemed increased by the amount of any such previously excluded net income (to the extent not reduced by subsequent losses or other events) which becomes permitted to be so transferred during such subsequent period).

     "Administrative/LC Agents" shall have the meaning given to that term in Section 10.1 hereof.

     "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a corporation solely by reason of his or her being an officer or director of such corporation.

     "Applicable Commitment Fee Rate" shall mean, on any day, the rate per annum (expressed in Basis Points) set forth in the Pricing Grid in the row headed "Commitment Fee" and in the column headed by the ratio of Debt/Cash Flow which is in effect or deemed to be in effect on such day.

     "Applicable Lending Office" shall mean, for each Bank and for each type of Loan, the Lending Office of such Bank (or of an affiliate of such Bank) designated for such type of Loan on the signature pages hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Administrative Agent and the Company as the office by which its Loans of such type are to be made and maintained.

     "Applicable Letter of Credit Rate" shall mean (a) with respect to any Insurance Letter of Credit, Miscellaneous Letter of Credit or any Inventory Letter of Credit that is a Standby Letter of Credit, on any day, the rate per annum (expressed in Basis Points) set forth in the Pricing Grid in the row headed "Standby LCs" and in the column headed by the ratio of Debt/Cash Flow which is in effect or deemed to be in effect on such day, and (b) with respect to any Inventory Letter of Credit that is a Commercial Letter of Credit on any day, the rate per annum (expressed in Basis Points) set forth in the Pricing Grid in the row headed "Commercial LCs" and in the column headed by the ratio of Debt/Cash Flow which is in effect or deemed to be in effect on such day.

     "Applicable LIBOR Margin" shall mean the rate per annum
(expressed in Basis Points) set forth in the Pricing Grid in the row headed "LIBOR Margin" and in the column headed by the ratio of Debt/Cash Flow which is in effect or deemed to be in effect on such day.

     "Asset Sale" shall mean any sale, lease, assignment, transfer or other disposition by the Company or any of its Subsidiaries (including by way of merger, consolidation or any sale and leaseback transaction) (collectively a "transfer" in this definition), directly or indirectly, in one or a series of related transactions:

     (a) at any time, of either or both of the Company's directly or indirectly owned refineries in Pasadena and Tyler, Texas, or of any undivided interest in any substantial part thereof, or of any interest in a Subsidiary which directly or indirectly owns such assets,

     (b) during any fiscal year of the Company, of service stations, convenience stores, or other retail establishments, if the remainder of (i) the aggregate price received during such fiscal year for all such transfers (on an accrual basis, taking into account all forms of consideration received), less (ii) the aggregate price paid by the Company and its Subsidiaries during such fiscal year (on an accrual basis, taking into account all forms of consideration paid) for all service stations, convenience stores, and other retail establishments purchased, is $25,000,000 or more,

     (c) at any time, of any stock or other equity interest in any of the Company's Subsidiaries (other than directors' qualifying shares and shares required to be owned by foreign nationals, to the extent mandated by applicable law), provided that the transfer by the Company of all of its stock in any particular Subsidiary (excluding any Subsidiary described in clause (a) of this definition) shall not be deemed to be an Asset Sale under this clause (c) if the transfer by such Subsidiary of all of its assets would not constitute an Asset Sale (either alone or in aggregation with any other transactions described in clause (b) above) under clause (b) or clause (d) of this definition, and
     (d) at any time, of (i) all or substantially all of the properties and assets of any division or line of business of the Company and its Subsidiaries (it being agreed that the only business activities of the Company and its Subsidiaries that constitute lines of business, for the purposes of this Agreement and for no other purpose, are (y) refining and (z) retail sales), or (ii) any other properties or assets if the transfer thereof is other than in the ordinary course of business, provided that "Asset Sales" pursuant to this clause (d) shall not include (1) any transfer of inventory in the ordinary course of business, (2) any transfer of hydrodesulphurization equipment originally purchased by the Company to manufacture low sulphur distillate in its Pasadena refinery, and (3) any transfer of properties and assets in any fiscal year with an aggregate fair market value of less than $500,000.

     "Authorized Representative" shall mean any officer of the Company theretofore specified by the Company to the Administrative Agent as authorized to give notices as provided herein on behalf of the Company. The Bank Parties may conclusively assume that any officer so specified is authorized until notified by the Company to the contrary.

     "Bank Parties" shall mean the Administrative Agent, the Letter of Credit Agent, the Documentation Agent, and the Banks.

     "Base Rate" shall mean, with respect to any Base Rate Loan, for any day, the higher of (a) the Federal Funds Rate for such day plus fifty (50) Basis Points per annum or (b) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

     "Base Rate Loans" shall mean Loans which bear interest at rates based upon the Base Rate.

     "Basis Point" shall mean one one-hundredth of one percent (.01%).

     "Business Day" shall mean any day except Saturdays, Sundays, and those other days on which commercial banks are authorized or required to close in Dallas, provided that, if such day relates to the giving of notices in connection with a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurodollar Loan or a notice by the Company with respect to any such borrowing, payment, prepayment or Interest Period, such day must also be a day on which dealings in Dollar deposits are carried out in the London interbank market.

     "Capital Expenditures" shall mean, for any period, all of the Company's Consolidated expenditures during such period (including the aggregate amount of Capital Lease Obligations incurred during such period) to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs), or for deferred maintenance turnarounds.

     "Capitalized Lease Obligations" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

     "CERCLA" and "CERCLIS" shall have the meanings given to those terms in Section 7.11(e) hereof.

     "CFD/Capital Ratio" shall mean, at any time, the ratio of (a) Consolidated Funded Debt, to (b) the sum of Consolidated Funded Debt plus Net Worth.

     "Closing Date" shall mean the date specified by the Administrative Agent to all parties hereto as the date on which the conditions precedent set forth in Section 6.1 have been satisfied.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral Account" shall have the meaning given to that term in
Section 9.2 hereof.

     "Commercial Letter of Credit" shall mean a Letter of Credit determined by the Letter of Credit Agent to be a "commercial letter of credit" within the meaning of that term as set forth in the applicable rulings and interpretations of the Comptroller of the Currency as in effect from time to time.

     "Commitment" shall mean, as to each Bank, the obligation of such Bank to make Loans pursuant to Section 2.1 hereof and to issue (in the case of the Bank serving as Letter of Credit Agent) or acquire (in the case of each Participant Bank) participations in Letters of Credit pursuant to Section 2.3 hereof in an aggregate amount at any one time outstanding up to but not exceeding the amount set opposite such Bank's name on the signature pages hereof under the caption "Commitment" (as the same may be reduced at any time or from time to time pursuant to Section 2.4 hereof). The original aggregate amount of the Commitments is $110,000,000.

     "Commitment Termination Date" shall mean September 30, 1999, or such later date as shall apply with respect to any Bank pursuant to
Section 2.4(d) hereof.

     "Consolidated" refers to the consolidation, in accordance with GAAP, of the Company and the Consolidated Subsidiaries. References herein to the Company's Consolidated financial statements, Consolidated current assets, Consolidated financial condition, Consolidated Funded Long-Term Indebtedness etc. refer to the consolidated financial statements, consolidated current assets, consolidated financial condition, consolidated Funded Long-Term Indebtedness, etc. of the Company and the Consolidated Subsidiaries.

     "Consolidated Funded Debt" shall mean the Company's Consolidated Funded Long-Term Indebtedness excluding, at the time in question, the current portion of such Consolidated Funded Long-Term Indebtedness (i.e., any portion of such Consolidated Funded Long-Term Indebtedness which in accordance with its terms is scheduled to be permanently repaid or retired within one year from such time).

     "Consolidated Income Tax Expense" shall mean, for any period, the Company's Consolidated provision for Federal, state, local and foreign income and franchise taxes for such period.

     "Consolidated Interest Expense" shall mean, for any period, the sum, without duplication, of (a) the Company's Consolidated interest expense for such period, including (i) amortization of debt discount,
(ii) cost of or payments under Rate Hedging Obligations (including fees and amortization of discounts and any increases in any reserve established for Rate Hedging Obligations, but net of any reductions in such a reserve and any payments received under agreements evidencing Rate Hedging Obligations), (iii) the interest portion of any deferred payment obligation, (iv) payments or fees with respect to letters of credit, bankers' acceptances or similar facilities, and (v) accrued interest, plus (b) (i) the interest component of the Company's Consolidated Capitalized Lease Obligations paid, accrued or scheduled to be paid or accrued during such period and (ii) the Company's Consolidated capitalized interest during such period.

     "Consolidated Non-Cash Charges" shall mean, for any period, the Company's Consolidated depreciation, amortization and other non-cash charges deducted in the determination of Adjusted Net Income for such period.

     "Consolidated Subsidiary" shall mean each Subsidiary of the Company (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Company in accordance with GAAP, provided that no Unrestricted Subsidiary shall be deemed to be a Consolidated Subsidiary for so long as it is an Unrestricted Subsidiary.

     "Credit Certificate" shall mean a certificate of the Company in the form of Exhibit B hereto, appropriately completed, pursuant to which (among other things) the Company confirms that the conditions for an Extension of Credit have been met.

     "Cumulative Adjusted Liquidity Capacity" shall mean, as of June 30, 1995 and as of the end of each calendar month thereafter (each a "Determination Date" in this definition):

     (a)  $28,000,000; plus (minus)

the cumulative amount (without duplication) of the following as determined for the Company on a Consolidated basis for the period (a "Determination Period" in this definition) beginning on and including July 1, 1995, and ending on and including such Determination Date:

     (b) Adjusted Net Income (Loss) for such Determination Period, plus (minus)

     (c) an amount equal to the LIFO provision (recovery) for such Determination Period times the Tax Adjustment Factor in effect at such Determination Date, plus

     (d) Consolidated Non-Cash Charges deducted in determining such Adjusted Net Income (Loss), minus

     (e)  Capital Expenditures (other than Heller Capital
Expenditures) during such Determination Period (less the net book value of fixed assets, plant or equipment sold in the ordinary course of business during such Determination Period), plus (minus)

     (f) decreases (increases) during such Determination Period in Deferred Assets, plus (minus)

     (g) increases (decreases) during such Determination Period in Deferred Liabilities, excluding the decrease of $13,800,000 incurred as of September 30, 1995, plus (minus)

     (h) increases (decreases) in Consolidated Funded Debt during such Determination Period (excluding up to $10,000,000 of outstanding Indebtedness under the Heller Credit Facility incurred between the date hereof and June 30, 1998, and used to purchase or improve new service stations), but only up to the level at which the CFD/Capital Ratio equals 40% (provided, however, that in no event will increases in Consolidated Funded Debt be added in determining Cumulative Adjusted Liquidity Capacity unless FIFO Tangible Net Worth exceeds $215,000,000 at such Determination Date), minus

     (i)  the dollar amount by which Consolidated Funded Debt
(including outstanding Indebtedness under the Heller Credit Facility) at such Determination Date exceeds 40% of the sum of (1) Net Worth at such date plus (2) such Consolidated Funded Debt, minus

     (j)  dividends declared by the Company during such Determination
Period, minus

     (k) Restricted Payments (other than dividends declared by the Company) which are made during such Determination Period, minus

     (l) the sum at such Determination Date of (i) the Company's Consolidated Funded Short-Term Indebtedness other than under this Agreement plus (ii) the Company's Consolidated Indebtedness for letters of credit (regardless of the term thereof), issued other than under this Agreement, minus

     (m)  the amount (measured at book value) of the Company's
Permitted Investments during such Determination Period in any Unrestricted Subsidiaries (net of any Consolidated liabilities of the Company and its Consolidated Subsidiaries from which they are released in all respects due to the assumption of such liabilities by an Unrestricted Subsidiary),

     PROVIDED, upon the occurrence of a Material Adverse Change, "Cumulative Adjusted Liquidity Capacity" shall be deemed to be less than zero until such time, if any, as such Material Adverse Change is corrected or ceases to exist.

     As used above, "Heller Credit Facility" means a commitment by Heller Financial, Inc. to lend up to $10,000,000 to the Company between the date hereof and December 31, 1998, for retail service station-related expenditures, to be wholly or partially secured by Purchase Money Liens, and "Heller Capital Expenditures" means capital expenditures funded by proceeds of the Heller Credit Facility.

     "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

     "Deferred Assets" means the Company's Consolidated assets other than (a) current assets, and (b) fixed assets, plant and equipment (including renewals, improvements and replacements, and assets attributed to deferred maintenance turnarounds).

     "Deferred Liabilities" means the Company's Consolidated liabilities other than (a) current liabilities, and (b) Consolidated Funded Debt.

     "Disclosure Letter" means the letter of even date herewith from the Company to the Banks, in which the Company describes certain matters relating to the representations and warranties in Sections 7.3, 7.11 or 7.16 hereof, together with any Disclosure Supplements.

     "Disclosure Supplement" means a letter after the date hereof from the Company to the Banks, which (i) expressly states that it is a Disclosure Supplement hereunder, (ii) supplements the Disclosure Letter, and (iii) is approved in writing by Majority Banks in the exercise of their discretion.

     "Dollars" and "$" shall mean lawful money of the United States of America.

     "Environment" shall mean any environmental medium the condition or use of which is regulated by any government or agency thereof, including soil, surface waters, groundwaters, land, storm water run off, stream and pond sediments, surface or subsurface strata, and ambient air.

     "Environmental Condition" shall mean any condition with respect to the Environment whether or not yet discovered, which could or does result in any damage, loss, cost, or expense being incurred by, claim or demand on, order to, or liability of, the Company or any of its Subsidiaries by or to any government entity or other third party, including any condition resulting from any operations by the Company or any of its Subsidiaries.

     "Environmental Law" shall mean any statute, law, regulation, code, plan, judgment, injunction, rule, ordinance, order, decree, court decision, or bylaw by any government or agency of any government (whether federal, state or local), existing at any time prior to and including the Closing Date, which in any way regulates or pertains to the use or condition of the Environment.

     "Environmental Permit" shall mean any permit, license, approval, consent or authorization issued pursuant to or required to be issued under any Environmental Law.

     "Environmental Release" shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the Environment, including any abandonment or discarding of barrels, containers, or other receptacles containing any Hazardous Material.

     "Environmental Report" shall mean any final written investigation, study, audit, test, review, or other analysis of Environmental Conditions at any property now or previously owned or leased by the Company or its Subsidiaries or of compliance with any Environmental Permit or Environmental Law by the Company or any of its Subsidiaries, except for any such final written document which the Company or its Subsidiaries treats as confidential and which would be privileged from disclosure under applicable rules of evidence.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" shall mean any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.

     "Eurodollar Loans" shall mean Loans the interest rates on which are determined on the basis of a Eurodollar Rate.

     "Eurodollar Rate" shall mean, with respect to any Eurodollar Loan, the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16 of 1%), as determined by the Administrative Agent, of the rates per annum quoted by the respective Reference Banks at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two Business Days prior to the first day of the Interest Period for such Eurodollar Loan for the offering by the respective Reference Banks to leading banks in the London interbank market of Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Loans to be made by the respective Reference Banks for such Interest Period. If any Reference Bank is not participating in any Eurodollar Loan, the Eurodollar Rate for such Eurodollar Loan shall be determined by reference to the amount of the Eurodollar Loan which such Reference Bank would have made had it been participating in such Eurodollar Loan. If any Reference Bank does not timely furnish such information for determination of any Eurodollar Rate, the Administrative Agent shall determine such Eurodollar Rate on the basis of information timely furnished by the remaining Reference Banks.

     "Event of Default" shall have the meaning assigned to such term in Section 9.1 hereof.

     "Extension of Credit" shall mean either the making by any Bank or Banks of Loans hereunder or the issuance by the Letter of Credit Agent of a Letter of Credit pursuant to Section 2.3(a) hereof.

     "FAS 121 Writedown" shall mean the recognition by the Company of Consolidated Non-Cash Charges in the amount of $55,000,000 as reflected in the Company's 1995 year-end financial statements for an impairment loss in accordance with Statement of Financial Accounting Standards No. 121 - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of".

     "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest Basis Point) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to NationsBank on such day on such transactions as determined by NationsBank.

     "FIFO Net Income (Loss)" shall mean, for any period, the sum of:

     (a)  Adjusted Net Income (Loss) for such period, plus (minus)

     (b) an amount equal to (i) the Company's Consolidated LIFO provision (recovery) for such period, times (ii) the Tax Adjustment Factor in effect at the end of such period.

     "FIFO Tangible Net Worth" shall mean, as at any date of determination thereof, the sum of:

     (a)  Net Worth at such date, minus

     (b) the excess, if any, of (i) all Intangible Assets of the Company on a Consolidated basis, over (ii) $20,000,000, plus

     (c)  an amount equal to the product of (i) the Company's
Consolidated LIFO reserve at such date, times (ii) the Tax Adjustment Factor in effect at such date.

     "Financial Compliance", and the Company's being "in Financial Compliance", shall mean, at any date, that the Company and the Consolidated Subsidiaries: (a) are (with respect to any such date which is the last day of a calendar month), or were (with respect to any other date) on the last day of the calendar month immediately preceding such date, in compliance with the financial covenants set out in Sections 8.19, 8.20, 8.21, 8.22, 8.23, 8.24, 8.25 and 8.26
hereof, and (b) have (with respect to any such date which is the last day of a calendar month), or had (with respect to any other date) on the last day of the calendar month immediately preceding such date, Cumulative Adjusted Liquidity Capacity greater than zero. To the extent that any provisions hereof refer to the Company's being (or not being) in Financial Compliance before or after a specified event (e.g. an incurrence of Indebtedness referred to in Section 8.10, an Investment referred to in Section 8.13 or 8.25, or a sale referred to in Section 8.14) and such event occurs on a date which is not the last day of a calendar month, then such Financial Compliance shall be determined as of the end of the calendar month immediately preceding such event, giving effect to such event on a pro-forma basis as of the end of such preceding calendar month.

     "Funded Indebtedness" shall mean, as to any Person, the sum of
(i) all Indebtedness of such Person described in clause (a) of the definition herein of "Indebtedness" and (ii) all other Indebtedness of such Person which bears or accrues interest (whether such interest is stated, or imputed, or otherwise accrues in accordance with GAAP) during any portion of the period when such Indebtedness is outstanding (without regard to whether such interest is ever actually paid or is ever deferred, terminated or forgiven pursuant to a workout or settlement or otherwise).

     "Funded Long-Term Indebtedness" shall mean, as to any Person, all Funded Indebtedness of such Person which, by its terms or by the terms of any instrument or agreement relating thereto, either (a) matures, or is otherwise payable or unpaid, one year or more from the date of the creation thereof, or (b) is directly or indirectly renewable or extendable at the option of such Person (whether under a revolving credit agreement or otherwise) to a date one year or more from the date of creation thereof; provided that Indebtedness of the Company under this Agreement shall constitute Funded Short-Term Indebtedness of the Company rather than Funded Long-Term Indebtedness of the Company.

     "Funded Short-Term Indebtedness" shall mean, as to any Person, all Funded Indebtedness of such Person which, by its terms or by the terms of any instrument or agreement relating thereto, (a) is payable on demand, or (b) matures or is otherwise required to be permanently repaid or retired less than one year from the date of the creation thereof and is not directly or indirectly renewable or extendable at the option of such Person to a date one year or more from the date of creation thereof. "Funded Short-Term Indebtedness" of a Person does not include any current portion of such Person's Funded Long-Term Indebtedness.

     "GAAP" shall mean generally accepted accounting principles applied on a basis consistent with those which, in accordance with the last sentence of Section 1.2(a) hereof, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

     "Guarantee" shall have the meaning assigned to such term in
Section 8.11 hereof.

     "Hazardous Material" shall mean any pollutant, toxic substance, hazardous waste, hazardous material, or hazardous substance as defined in or pursuant to the Resource Conservation and Recovery Act, as amended, CERCLA, the Federal Clean Water Act, as amended, or any other Environmental Law.

     "Hazardous Waste" shall refer to any Hazardous Material which has ever been or at the time of the Closing Date would be listed or characterized as a hazardous waste within the meaning of the Resource Conservation and Recovery Act, as amended, and any regulations, guidances, or other interpretations issued pursuant to such Act any time prior to and including the Closing Date.

     "Hedging Obligation" shall mean the obligation of any Person pursuant to (a) any rate swap agreement, basis swap agreement, forward rate agreement, commodity swap agreement, interest rate option, forward foreign exchange agreement, cap agreement, floor agreement, collar agreement, cross-currency rate swap agreement, or currency option, (b) any option, futures or forward contract traded on an exchange, or (c) any other derivative agreement or other similar agreement or arrangement.

     "incur" shall have the meaning ascribed thereto in Section 8.10 hereof; provided that (a) with respect to any Indebtedness of any Consolidated Subsidiary that is owing to the Company or to another Consolidated Subsidiary, any disposition, pledge or transfer of such Indebtedness by the payee of such Indebtedness to any Person (other than the Company or a Consolidated Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the payor Consolidated Subsidiary, (b) with respect to any Indebtedness of the Company or any Consolidated Subsidiary that is owing to a Consolidated Subsidiary, any transaction pursuant to which the payee of such Indebtedness ceases to be a Consolidated Subsidiary shall be deemed to be an incurrence of such Indebtedness by the Company or the payor Consolidated Subsidiary, and (c) with respect to all Indebtedness owed to any Person by an Unrestricted Subsidiary which is converted to a Restricted Subsidiary as provided herein, such Indebtedness shall be deemed to be incurred by such Restricted Subsidiary at the time of such conversion.

     "Indebtedness" shall mean, as to any Person:

     (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of notes or other debt securities);

     (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or respective services rendered;

     (c) the excess of all Unfunded Vested Liabilities of such Person over the amount by which all Plans are overfunded;

     (d) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person;

     (e) obligations of such Person in respect of letters of credit, surety bonds (other than worker's compensation bonds and fuel distributor's bonds) or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

     (f) all obligations of such Person arising under acceptance facilities;

     (g)  Capitalized Lease Obligations of such Person;

     (h) all Guarantees of such Person (other than Guarantees permitted to be incurred by the Company or a Subsidiary pursuant to
Section 8.11 hereof);

     (i) the unearned balance of any advance payment received by such Person under any contract to be performed; and

     (j)  all Hedging Obligations of such Person.

As used herein, Indebtedness with respect to any Hedging Obligation shall mean, with respect to any specified Person on any date, the net amount (if any) that would be payable by such specified Person upon the liquidation, close-out or early termination of a Hedging Obligation and will be calculated by the Company in good faith and in a commercially reasonable manner on the basis that such liquidation, close-out or early termination results from an event of default or other similar event with respect to such specified Person.

     "Indemnified Parties" shall mean each Bank Party, each Affiliate of any Bank Party, and each director, officer, agent, employee, or representative of any Bank Party or any Affiliate of any Bank Party.

     "Insurance Letter of Credit" shall mean a Standby Letter of Credit which is used to satisfy bonding requirements which are applicable to the Company and the Consolidated Subsidiaries in the ordinary course of their business, or which is used to support performance obligations relating to insurance which are incurred by the Company and the Consolidated Subsidiaries in the ordinary course of their business.

     "Intangible Assets" shall mean, on any date of determination thereof, with respect to any Person, the book value of all property held by such Person that would be treated as intangibles under GAAP, including goodwill, patents, trademarks and other such intangibles.

     "Interest Period" shall mean:

     (a) With respect to any Eurodollar Loan, the period commencing on the date such Eurodollar Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Company may select as provided in Section 2.2 hereof, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

     (b) With respect to any Base Rate Loan, the period commencing on the date such Base Rate Loan is made and ending on the date 30 days thereafter.

Notwithstanding the foregoing: (i) no Interest Period may commence before and end after the Commitment Termination Date; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for Eurodollar Loans, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clause
(i) above, no Interest Period for any Eurodollar Loans shall have a duration of less than one month (in the case of Eurodollar Loans) and, if the Interest Period for any Eurodollar Loans would otherwise be a shorter period, such Eurodollar Loans shall not be available hereunder.

     "Inventory Letter of Credit" shall mean either (a) a Standby Letter of Credit used to finance the purchase of crude oil, refined products, or other inventory by the Company and the Consolidated Subsidiaries, or (b) a Commercial Letter of Credit used by the Company and the Consolidated Subsidiaries for any purpose in the ordinary course of their business.

     "Investment" shall mean, with respect to any Person, directly or indirectly, any advance, loan (including Guarantees) or other extension of credit or capital contribution to any other Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding any such advance, loan or extension of credit having a term not exceeding 60 days representing the purchase price of inventory or supplies purchased in the ordinary course of business), or any purchase, acquisition or ownership by such Person of any stock, bonds, notes, debentures or other securities issued by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Letter of Credit" shall have the meaning given to such term in
Section 2.3(a) hereof.

     "Letter of Credit Documents" shall mean, with respect to any Letter of Credit, collectively, such Letter of Credit, any amendments thereto, any documents delivered thereunder, any application therefor, and any other agreements, instruments, guaranties or other documents (whether general in application or applicable solely to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.

     "Letter of Credit Liabilities" shall mean, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit, plus (b) the aggregate unpaid amount of all Reimbursement Obligations at the time due and payable in respect of drawings made under such Letter of Credit. For purposes hereof, each Bank (including the Bank acting as Letter of Credit Agent) shall be deemed to hold Letter of Credit Liabilities in respect of each Letter of Credit in an amount equal to its Percentage of the amount of each Letter of Credit and any related Reimbursement Obligations.

     "Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Company or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Loan Documents" shall mean (a) this Agreement, (b) the Notes,
(c) all Letter of Credit Documents, (d) all certificates of the Company's officers furnished under this Agreement or any Letter of Credit Documents, and (e) all other documents of any kind which are now or hereafter executed by the Company or any of its Subsidiaries and which state that they are Loan Documents as defined in this Agreement, as all of the foregoing are amended, supplemented, or restated from time to time.

     "Loans" shall mean the loans provided for in Section 2.1 hereof.

     "Majority Banks" shall mean, at any time, Banks having at least 66-2/3% of the aggregate amount of the Commitments in effect at such time; provided that, if the Commitments shall have been terminated or reduced to zero, Majority Banks shall mean Banks holding at least 66-2/3% of the aggregate unpaid principal amount of the Loans and the Letter of Credit Liabilities outstanding at such time, and for purposes hereof, a Bank (other than the Bank acting as Letter of Credit Agent) shall be deemed to hold a Letter of Credit Liability hereunder in an amount equal to its participation interest in the related Letter of Credit under Section 2.3 hereof, and the Bank acting as Letter of Credit Agent shall be deemed to hold a Letter of Credit Liability hereunder in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the other Banks of their participation interests under such Section 2.3.

     "Margin Stock" shall mean margin stock within the meaning of Regulations U and X.

     "Material Adverse Change" means a material adverse change in the Company's Consolidated financial position from that set forth in the Company's audited annual financial statements for the fiscal year ending December 31, 1996, or a material adverse change after such date in the Company's Consolidated operations, business or prospects as they existed on such date.

     "Miscellaneous Letter of Credit" shall mean a Standby Letter of Credit which is used by the Company and the Consolidated Subsidiaries for working capital or other short term purposes in the ordinary course of their business but which is neither an Insurance Letter of Credit nor an Inventory Letter of Credit. For the purposes of this definition, use of a Letter of Credit to support obligations for Funded Indebtedness or obligations in connection with the sale of accounts receivable shall not be considered to be in the ordinary course of business.

     "Moody's" shall mean Moody's Investors Service, Inc., or any successor rating agency.

     "Multiemployer Plan" shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA.

     "NationsBank" shall mean NationsBank of Texas, N.A. (or any successor thereto).

     "Net Worth" shall mean, as at any date of determination thereof, the Company's Consolidated stockholders' equity, excluding any portion thereof consisting of preferred stock which has mandatory sinking fund or redemption provisions which could require payments to be made by the Company or any Consolidated Subsidiary prior to the 91st day after the Commitment Termination Date.

     "Nonrecourse Indebtedness" shall mean Indebtedness owed by an Unrestricted Subsidiary, provided that neither the Company nor any Restricted Subsidiary may have any liability or obligation in connection with such Indebtedness (including any liability or obligation as a co-maker, under any Guarantee, or under any indemnity or undertaking given to the holder of such Indebtedness, to such Unrestricted Subsidiary or to any other Person).

     "Notes" shall mean the promissory notes provided for by Section
2.8 hereof.

     "Obligations" shall mean, collectively: (a) the obligations of the Company hereunder in respect of the principal of and interest on the Loans; (b) the Letter of Credit Liabilities and all interest on the Letter of Credit Liabilities; (c) the obligations of the Company in respect of fees, reimbursements, indemnities, and all other amounts payable by the Company to the Bank Parties or the Indemnified Parties under any of the Loan Documents; and (d) to the extent that any Subsidiaries of the Company ever become liable to any Bank Party under any Loan Document, the obligations of such Subsidiaries under the Loan Documents.

     "Participants" shall have the meaning given to such term in
Section 11.6(d) hereof.

     "Participant Bank" shall mean, with respect to each Letter of Credit, each Bank other than the Letter of Credit Agent.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Percentage" shall mean, as to any Bank at the time in question, the quotient of (a) such Bank's Commitment at such time, divided by
(b) the aggregate amount of the Commitments at such time.

     "Permitted Investments" shall mean:

     (a)  purchases of Senior Notes required under the Senior Notes
Indenture;

     (b)  Temporary Cash Investments;

     (c) Investments in existence on the date of this Agreement (but not any increases thereof unless such increases otherwise constitute Permitted Investments);

     (d)  advances of Indebtedness permitted to be incurred under
Section 8.10(f);

     (e) Investments in any Consolidated Subsidiary or any Person which, as a result of such Investment, becomes a wholly owned
Consolidated Subsidiary; provided that such Subsidiary is engaged in a business that is reasonably related to the business of the Company and the Consolidated Subsidiaries on the date of this Agreement;

     (f) capital contributions to Unrestricted Subsidiaries to the extent permitted under Section 8.25 hereof; and

     (g) other investments that do not exceed $15,000,000 in the aggregate at any one time outstanding in joint ventures, corporations, limited liability companies or partnerships engaged in a business that is reasonably related to the business of the Company and the Consolidated Subsidiaries on the date of this Agreement.

     "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

     "Plan" shall mean an employee benefit or other plan established or maintained by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA, excluding any Multiemployer Plan but including any such employee benefit or other plan covered by Title IV of ERISA which is maintained by a former ERISA Affiliate and for which the Company or any of its Subsidiaries has any actual or contingent liability.

     "Post-Default Rate" shall mean, in respect of any principal of any Loan or any other amount payable by the Company under this Agreement or any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 2% per annum above the Base Rate as in effect from time to time (provided that, if the amount so in default is principal of a Eurodollar Loan and the due date thereof is a day other than the last day of the Interest Period therefor, the "Post-Default Rate" for such principal shall be, for the period from and including the due date to but excluding the last day of the Interest Period therefor, 2% per annum above the interest rate for such Loan as provided in Section 3.2 hereof and, thereafter, the rate provided for above in this definition).

     "Pricing Grid" shall mean the Pricing Grid Table in Schedule 1 hereto.

     "Prime Rate" shall mean the rate of interest established by NationsBank from time to time as its "prime rate". Such rate is set by NationsBank as a general reference rate of interest, taking into account such factors as it may deem appropriate, it being understood that many of NationsBank's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or the best rate actually charged to any customer, that it may not correspond with further increases or decreases in interest rates charged by other lenders or market rates in general, and that NationsBank may make various commercial or other loans at rates of interest having no relationship to such rate. If NationsBank's "prime rate" changes after the date hereof, the Prime Rate shall be automatically increased or decreased, as the case may be, without notice to the Company from time to time as of the effective time of each change in NationsBank's "prime rate".

     "Principal Office" shall mean the principal office of the Administrative Agent, the Letter of Credit Agent, or NationsBank, as the case may be, all of which principal offices are presently located at 901 Main Street, Dallas, Texas 75202.

     "Process Agent" shall mean Corporation Service Company, or such other Person which, from time to time, shall be nominated by the Company and approved by the Administrative Agent to serve as Process Agent hereunder and which shall consent in writing so to serve.

     "Product Hedging Obligation" shall mean any Hedging Obligation relating to the prices applicable to the existing or reasonably anticipated requirements (for the reasonable operations of the two lines of business of the Company and its Consolidated Subsidiaries) of the Company and its Consolidated Subsidiaries of crude oil, other feedstocks, other petroleum products, or additives thereto or components thereof or their reasonably anticipated requirements for energy supplies.

     "Purchase Money Indebtedness" shall mean (a) Indebtedness of the Company or a Consolidated Subsidiary incurred to finance the cost (including the cost of improvement) of the acquisition or construction in the ordinary course of business of real or tangible personal property constituting fixed assets, plant or equipment, provided that such Indebtedness is incurred no later than 90 days after such acquisition or construction is completed, and (b) Indebtedness of the Company or a Consolidated Subsidiary incurred to refinance Indebtedness described in clause (a) of this definition, provided that the Indebtedness so incurred is less than or equal to the outstanding balance, at the time of refinancing, of the Indebtedness being refinanced.

     "Purchase Money Lien" means (a) any Lien on real or tangible personal property constituting fixed assets, plant or equipment of the Company or a Consolidated Subsidiary which Lien secures only Purchase Money Indebtedness (and associated interest, fees and costs) incurred to finance or refinance the cost of acquiring or constructing such property, (b) any Lien on any such acquired property of the Company or a Consolidated Subsidiary which already burdens such property at the time of such acquisition, (c) any Lien incurred in connection with the acquisition of any such property by the Company or a Consolidated Subsidiary pursuant to any conditional sale or other title retention agreement, or (d) the rights of the lessor pursuant to any lease of any such property under which the lessee is the Company or a Consolidated Subsidiary and the lessee's payments are Capitalized Lease Obligations, provided that:

     (1) any property subject to any such Lien is acquired or constructed by the Company or a Consolidated Subsidiary in the ordinary course of its business and such Lien is created or assumed contemporaneously with such acquisition or construction or within 90 days after the completion thereof (provided that any such Lien securing Purchase Money Indebtedness incurred in a refinancing described in clause (b) of the definition herein of "Purchase Money Indebtedness" may also be created contemporaneously with such refinancing);

     (2) the obligations secured by any such Lien do not exceed 100% of the lesser of the cost or fair market value of the property subject thereto as of the time such acquisition or construction is completed;

     (3) any such Lien burdens only the property so acquired or constructed and fixed improvements thereon or accessions thereto;

     (4) the Indebtedness secured by all such Liens does not exceed $25,000,000 at any time outstanding in the aggregate; and

     (5) the obligations secured by each such Lien are permitted to be incurred under Section 8.10(d) hereof.

     "Quarterly Payment Dates" shall mean the last day of March, June, September, and December in each year, the first of which shall be the first such day after the date of this Agreement; provided that if any such day is not a Business Day, then such Quarterly Payment Date shall be the next succeeding Business Day.

     "Rate Hedging Obligation" shall mean any Hedging Obligation relating to interest rates.

     "Reference Banks" shall mean NationsBank and the Documentation Agent (or their Applicable Lending Offices, as the case may be).

     "Regulation D", "Regulation U" and "Regulation X" shall mean, respectively, Regulations D, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

     "Regulatory Change" shall mean, with respect to any Bank, any change after the date of this Agreement in United States Federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including such Bank of or under any United States Federal, state or foreign law or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Reimbursement Obligations" shall mean, at any time, collectively, the obligations of the Company then outstanding, or which may thereafter arise in respect of Letters of Credit then outstanding, to reimburse the Letter of Credit Agent and the Banks under Section 2.3(b)(v) hereof for the amounts paid by them in respect of drawings under Letters of Credit.

     "Reimbursement Payment" shall have the meaning given to that term in Section 2.3(b)(v) hereof.

     "Restricted Payments" shall mean, during any "Determination Period" (as defined in the definition herein of "Cumulative Adjusted Liquidity Capacity"), all dividends (in cash, property, obligations or other securities) on, or other payments or distributions on account of, or payments for, or the setting apart of money for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Company, but excluding dividends payable solely in shares of common stock of the Company and newly issued shares of common stock of the Company sold by the Company pursuant to any stock option or benefit plan maintained for its employees, officers or directors. To the extent that, in any such "Determination Period", the Company repurchases shares of its common stock and then resells such shares pursuant to any such stock option or benefit plan, such transactions shall increase the amount of "Restricted Payments" during such Determination Period only to the extent that the price paid by the Company in making such repurchase (including any commissions and other costs) exceeds the price received by the Company in making such resale (net of any commissions and other costs).

     "Restricted Subsidiary" shall mean any Subsidiary of the Company which is not an Unrestricted Subsidiary. On the date hereof, all Subsidiaries of the Company are Restricted Subsidiaries.

     "Senior Notes" shall mean the Company's 10-7/8% Senior Notes due 2005 which are issued under the Senior Notes Indenture.

     "Senior Notes Indenture" shall mean that certain Indenture dated as of January 24, 1995, between the Company, as Issuer, and BankBoston, N.A. (f/k/a The First National Bank of Boston), as
Trustee, as such Indenture is from time to time supplemented, amended or restated.

     "Standby Letter of Credit" shall mean any Letter of Credit other than a Commercial Letter of Credit.

     "S&P" shall mean Standard & Poor's Ratings Group, a division of McGraw Hill Inc., or any successor rating agency.

     "Subsidiary" shall mean, as to any Person, any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries. Unless otherwise specified herein, references to "Subsidiary" or "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Company.

     "Tax Adjustment Factor" shall mean, during any calendar year, the remainder, expressed as a percentage, of 1 minus the highest federal corporate income tax rate for such year.

     "Temporary Cash Investments" shall mean:

     (a) direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

     (b) commercial paper (or other instruments with an original maturity of one year or less) of a domestic issuer rated at least A-2 by S&P or P-2 by Moody's;

     (c) eurodollar time deposits rated at least A-2 by S&P or P-2 by Moody's in an amount not exceeding $10,000,000;

     (d) municipal bonds or notes with maturities of six months or less rated A or better by S&P or Moody's or guaranteed by a Bank or by one or more banks rated AAA by S&P or Aaa by Moody's;

     (e) certificates of deposit with maturities of one year or less from the date of acquisition issued either by any commercial bank operating within the United States of America having capital and surplus in excess of $100,000,000 or by a Bank;

     (f) participations in or notes evidencing loans made by any Bank to any corporation organized under the laws of the United States of America or any state thereof having a commercial paper rating of at least A-2 by S&P or P-2 by Moody's or a bond rating of at least BBB by S&P or Baa2 by Moody's; and

     (g) any shares in an open-end mutual fund organized by a bank or financial institution with a combined capital and surplus of at least $100,000,000 investing solely in Investments permitted by the foregoing clauses (a), (b), (c), (d), (e) and (f).

     "Trading Policy" shall mean a written trading policy, designed by the management of the Company and adopted by the Company's board of directors prior to the date hereof, regarding purchases and sales of crude oil, refined products, and refinery feedstocks and Product Hedging Obligations of the Company related to the foregoing.

     "UCP" shall mean the Uniform Customs and Practice for Documentary Credits (1993 revision), International Chamber of Commerce Publication No. 500 (or any successor publication of the International Chamber of Commerce), as amended and in effect from time to time.

     "Unfunded Vested Liabilities" shall mean, with respect to any Plan, the amount (if any) by which the present value of all vested benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of such Plan. The "present value of all vested benefits" as used in the preceding sentence shall equal the actuarial present value of accumulated vested plan benefits as calculated under Statement of Financial Accounting Standards No. 35, as reported in such Plan's financial statements.

     "Unrestricted Subsidiary" shall mean any Subsidiary of the Company which is designated as such by the Company to the Bank
Parties, provided that:

     (a) no such designation may be made by the Company during the continuance of any Default or when the Company is not in Financial Compliance;

     (b) no such designation may be made by the Company with respect to any Subsidiary of the Company which has engaged in business prior to the time of designation; and

     (c) no Subsidiary of the Company may be designated as an Unrestricted Subsidiary if it has at any time received capital contributions or other transfers of assets from the Company or any Restricted Subsidiary other than (i) the minimum amount required by law upon the initial issuance of stock by such Unrestricted Subsidiary, and (ii) a single capital contribution prior to or at the time such Unrestricted Subsidiary first engages in business, so long as (A) the making of such capital contribution does not cause a Default to occur or cause the Company not to be in Financial Compliance immediately thereafter, and (B) such capital contribution does not constitute an "Asset Sale" under clauses (a) or (b) of the definition herein of such term.

     1.2  Accounting Terms and Determinations

     (a) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Bank Parties hereunder shall (unless otherwise disclosed in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the annual financial statements referred to in Section 7.2 hereof or, if financial statements have theretofore been furnished to the Banks under Section 8.8(a) or (b) hereof, the latest such financial statements. All calculations made for the purposes of determining compliance with the terms of this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the annual financial statements referred to in Section
7.2 hereof or, if financial statements have theretofore been furnished to the Bank under Section 8.8(a) or (b) hereof, the latest such financial statements, unless (i) the Company shall have objected in writing to determining such compliance on such basis at the time of delivery of such financial statements furnished to the Banks pursuant to Section 8.8(a) or (b) hereof or (ii) the Majority Banks shall have objected in writing to so determining such compliance within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 8.8(a) or (b) hereof, shall mean the annual financial statements referred to in Section 7.2 hereof).

     (b) The Company shall deliver to the Banks at the same time as the delivery of any annual or quarterly financial statements under
Section 8.8(a) or (b) hereof a description in reasonable detail of any material variation between the accounting principles employed in the preparation of such statement and the accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above, and reasonable estimates of the difference between such statements arising as a consequence thereof.

     (c) To enable the ready and consistent determination of compliance with the provisions of this Agreement, the Company will not change the last day of its fiscal year from December 31, or the last day of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.

     (d) Notwithstanding anything to the contrary in subsection (a) of this Section 1.2 or in generally accepted accounting principles, whenever any Subsidiary of the Company is an Unrestricted Subsidiary such Unrestricted Subsidiary shall be excluded from all calculations made for the purposes of determining compliance with the terms of this Agreement and the Company's Investments therein (and share of the earnings thereof) shall be deemed to be zero for the purposes of determining Cumulative Adjusted Liquidity Capacity and the Company's compliance with Sections 8.19 through and including 8.24 hereof. If any Unrestricted Subsidiary is converted to a Restricted Subsidiary, however, then for the purposes of all calculations which are to be made under this Agreement with respect to the time of such conversion or any time thereafter (including the calculations which are to be made under Section 8.25 hereof to determine whether the Company is in Financial Compliance immediately after giving effect to such conversion) such new Restricted Subsidiary shall be deemed to have been Consolidated with the Company throughout the entire period during which such Subsidiary shall have been in existence as a Subsidiary of the Company.

     (e) To the extent that two or more of the Company and its Consolidated Subsidiaries are liable for the same item of Indebtedness or other obligation (whether as co-makers, principal and guarantor, or otherwise), such item of Indebtedness or other obligation shall be calculated without duplication in determining (i) compliance with the financial covenants set out in Sections 8.19, 8.20, 8.21, 8.22, 8.23, and 8.24 hereof, (ii) Cumulative Adjusted Liquidity Capacity, and
(iii) the factors taken into account in determining "Debt/Cash Flow" as defined in Schedule 1 hereto.

     (f) Set out on Schedule 4 hereto are calculations as of March 31, 1997, of Cumulative Adjusted Liquidity Capacity, of "Debt/Cash Flow" as defined in Schedule 1 hereto, and of the matters addressed in Sections 8.19 through and including 8.24 hereof, which calculations illustrate how all of such matters are to be calculated in accordance with this Agreement. The Company hereby represents and warrants that the information used in making such calculations is true and correct in all material respects as of March 31, 1997.

     1.3 Certain References and Terms. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this section" and "this subsection" and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation". Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     SECTION 2.  Commitments.

     2.1 Loans. Each Bank severally agrees, on the terms of this Agreement, to make loans to the Company in Dollars (herein called the "Loans") during the period from and including the date hereof to but not including the Commitment Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of such Bank's Commitment as then in effect. Subject to the terms of this Agreement, during such period the Company may borrow, repay and reborrow Loans, provided that:

     (a) after giving effect to such Loans, the aggregate outstanding principal amount of Loans and the aggregate outstanding amount of all Letter of Credit Liabilities must not exceed the aggregate amount of the Commitments,

     (b) Cumulative Adjusted Liquidity Capacity must exceed zero after giving effect to such Loans on a pro-forma basis as of the end of the immediately preceding calendar month,

     (c) at the time of any borrowing or reborrowing of Loans, the Company must reasonably expect that Cumulative Adjusted Liquidity
Capacity will exceed zero at the end of the fiscal quarter in which such Loans are made,

     (d) there may be no more than ten different Interest Periods for Loans outstanding at the same time (for which purpose Interest Periods described in different lettered clauses of the definition herein of the term "Interest Period" shall be deemed to be different Interest Periods even if they are coterminous),

     (e) the borrowing of such Loans by the Company must then be permitted under the Senior Notes Indenture, and

     (f) the various conditions in Section 6 hereof must be satisfied.

The Loans may be Base Rate Loans or Eurodollar Loans (each a "type" of
Loan).

     2.2 Borrowings. The Company shall give the Administrative Agent (which shall promptly notify the Banks) written notice (or telephonic notice immediately confirmed in writing) of each borrowing of Loans hereunder, which notice shall be irrevocable and effective only upon receipt by the Administrative Agent, shall specify (i) the aggregate amount thereof (which shall be $1,000,000 or a higher integral multiple of $500,000), (ii) the type and date thereof (which shall be a Business Day) and (iii) (in the case of Eurodollar Loans) the duration of the Interest Period therefor and shall be given not later than 9:30 a.m. Dallas time (in the case of Base Rate Loans) or 10:00 a.m. Dallas time (in the case of Eurodollar Loans) on the day which is not less than the number of Business Days prior to the date of such borrowing specified below opposite the type of such Loans:

          Type                          Number of Business Days

     Base Rate Loans                              same day
     Eurodollar Loans                                3

Each such written notice or confirmation shall be in the form of a Credit Certificate; each such telephonic notice shall constitute a representation and warranty of the Company as described in 6.2 hereof. Not later than noon Dallas time on the date specified for each borrowing, each Bank shall make available the amount of the Loan to be made by it on such date to the Administrative Agent at an account from time to time specified by the Administrative Agent at its Principal Office, in immediately available funds, for the account of the Company. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company maintained with the Administrative Agent at its Principal Office, such account to be designated by the Company.

     2.3  Letters of Credit.

     (a) Letters of Credit. The Letter of Credit Agent agrees, on the terms of this Agreement, to issue letters of credit (such letters of credit, as amended and in effect from time to time, being herein called "Letters of Credit") for the account of the Company during the period from and including the Closing Date to and including the date five Business Days preceding the Commitment Termination Date, provided that:

          (i) after giving effect to the issuance of such Letters of Credit, the aggregate outstanding principal amount of Loans and the aggregate outstanding amount of all Letter of Credit Liabilities must not exceed the aggregate amount of the Commitments,

          (ii) Cumulative Adjusted Liquidity Capacity must exceed zero after giving effect to the issuance of such Letters of Credit on a pro-forma basis as of the end of the immediately preceding calendar month,

          (iii) at the time of the issuance of such Letters of Credit, the Company must reasonably expect that Cumulative Adjusted Liquidity Capacity will exceed zero at the end of the fiscal quarter in which such Letters of Credit are issued,

          (iv) the aggregate outstanding amount of all Letter of Credit Liabilities with respect to Insurance Letters of Credit or Miscellaneous Letters of Credit shall not exceed $30,000,000 after giving effect to the issuance of such Letters of Credit,

          (v)  the incurrence by the Company of Reimbursement
Obligations with respect to such Letters of Credit must then be permitted under the Senior Notes Indenture, and

          (vi) the various conditions in Section 6 hereof must be satisfied.

Furthermore, upon the execution and delivery of this Agreement by each of the parties hereto, any letters of credit issued under the Original Agreement and outstanding as of the date hereof, including without limitation those letters of credit listed on Schedule 5 hereto, shall be deemed Letters of Credit issued hereunder as of the date hereof, and shall be subject to the terms and conditions hereof.

Each Participant Bank severally agrees with the Letter of Credit Agent that, upon the issuance by the Letter of Credit Agent of any Letter of Credit, each Participant Bank shall automatically acquire a participation in the Letter of Credit Agent's liability under such Letter of Credit in an amount equal to such Participant Bank's Percentage of the face amount of such Letter of Credit. By such acquisition of a participation in a Letter of Credit, each Participant Bank shall automatically (and absolutely, unconditionally and irrevocably) assume, as primary obligor and not as a surety, and shall be unconditionally obligated to the Letter of Credit Agent to pay and discharge when due, its Percentage of the Letter of Credit Agent's liability under such Letter of Credit, and, in that connection, each Participant Bank hereby unconditionally agrees to pay (except to the extent credited under 2.3(b)(v) hereof) to the Letter of Credit Agent, at its Principal Office, in immediately available funds, not later than 2:00 p.m. Dallas time on the day specified in each notice from the Letter of Credit Agent to the Participant Banks pursuant to
Section 2.3(b)(iv) hereof as the payment date of a drawing under a Letter of Credit issued by the Letter of Credit Agent, the amount of such Participant Bank's Percentage of the amount of such drawing specified in such notice. Each Participant Bank acknowledges and agrees that its obligation to make such payments to the Letter of Credit Agent, and the Letter of Credit Agent's right to receive the same, are absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limiting the effect of the foregoing, the failure to satisfy any condition precedent set forth in
Section 6 hereof or any termination or reduction of the Commitments or the failure of any other Participant Bank to make its payment under this Section 2.3(a), and further agrees that each such payment to the Letter of Credit Agent shall be made without any offset, abatement, withholding or reduction whatsoever; provided that, notwithstanding the foregoing, no such payment shall be required to be made to the extent that such payment arises from the gross negligence or willful misconduct of the Letter of Credit Agent. In the event any Participant Bank shall fail to make any such payment on the date when due, such Participant Bank shall pay interest to the Letter of Credit Agent on the amount of such payment in respect of each day during the period commencing on the due date and ending on the date such payment is in fact made at a rate per annum equal to the Federal Funds Rate for such day.

     (b) Other Provisions Relating to Letters of Credit. The following additional provisions shall apply to the Letters of Credit:

          (i) Notice of Proposed Issuance. The Company shall give the Letter of Credit Agent irrevocable notice prior to 10:00 a.m. Dallas time on the same day (but subject to clause (vi) of this Section 2.3(b)) any Letter of Credit is proposed to be issued (effective upon receipt) specifying the date (which shall not be later than the date five Business Days preceding the Commitment Termination
Date) each Letter of Credit is to be issued, the proposed beneficiary thereof, and whether such Letter of Credit will be an Inventory Letter of Credit, an Insurance Letter of Credit or a Miscellaneous Letter of Credit, and describing the proposed terms of such Letter of Credit and the nature of the transactions proposed to be supported thereby. Concurrently with such notice, the Company will give the Administrative Agent a Credit Certificate with respect to such Letter of Credit. Upon receipt of such notice the Letter of Credit Agent shall promptly notify each Participant Bank of the contents thereof and of such Participant Bank's share of the amount of such proposed Letter of Credit (equal to its Percentage of such amount).

          (ii) Use of Commitments. On each day during the period commencing with the issuance by the Letter of Credit Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Bank shall be deemed to be utilized for all purposes hereof in an amount equal to such Bank's Percentage of the then undrawn face amount of such Letter of Credit.

          (iii) Amendments. The Letter of Credit Agent may amend any Letter of Credit as requested by the Company without the consent of the Participant Banks, provided that (1) after giving effect to such amendment, such Letter of Credit meets the requirements for Letters of Credit specified in clause (vii) of this Section 2.3(b), (2) if any such amendment increases the amount or extends the expiry date of any Letter of Credit or otherwise changes the terms of such Letter of Credit in a manner which the Letter of Credit Agent reasonably deems (in its sole discretion) to be material to the Banks, the provisions of clause (vi) of this Section 2.3(b) shall apply to the issuance of such amendment as if such issuance constituted the issuance of a new Letter of Credit and the provisions of Section 6.2 hereof shall apply to such issuance as if such issuance constituted an Extension of Credit, and (3) the Letter of Credit Agent shall promptly notify each Participant Bank of its issuance of each such amendment or consent.
If any such amendment shall increase or decrease the amount of any Letter of Credit, then on each day during the period commencing with the issuance of such amendment and until such Letter of Credit shall have expired or been terminated the amount by which the Commitment of each Bank shall be deemed pursuant to clause (ii) of this Section 2.3(b) to be utilized shall be increased or decreased by an amount equal to such Bank's Percentage of the amount of such increase or decrease.

          (iv) Notice of Drawing. Upon receipt from the beneficiary of any Letter of Credit of any draft or demand for payment under such Letter of Credit, the Letter of Credit Agent shall promptly notify the Company and each Participant Bank of the amount to be paid pursuant to such demand and the respective payment date.

          (v) Reimbursement Payments. At or prior to the time the Letter of Credit Agent makes any payment under a Letter of Credit, the Company shall make a payment (each such payment being herein called a "Reimbursement Payment") to the Letter of Credit Agent, at its Principal Office in immediately available funds, for the account of the Banks in their respective Percentages and in an amount equal to the amount of such payment by the Letter of Credit Agent. The Letter of Credit Agent shall forthwith credit each Participant Bank's respective Percentage of the amount of such Reimbursement Payment against any payment required to be made by such Participant Bank pursuant to Section 2.3(a) or, if a Participant Bank has made a payment pursuant to Section 2.3(a) hereof, remit to such Participant Bank its respective Percentage of the amount of such Reimbursement Payment. The Company's obligation to make Reimbursement Payments under this Section 2.3(b)(v), and the right of each Bank to receive the same from the Company, are absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limiting the effect of the foregoing or clauses (viii) and (ix) of this Section 2.3(b), the existence or assertion of any claim or defense on the part of the Company against any Person or the failure of any Participant Bank to make any payment to be made by it under
Section 2.3(a) hereof, and the Company further agrees that each Reimbursement Payment required to be made under this Section 2.3(b)(v) shall be made without any offset, abatement, withholding or reduction whatsoever.

          (vi) Conditions to Issuance. The issuance by the Letter of Credit Agent of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 6 hereof, be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the Letter of Credit Agent and (if so determined to be appropriate by the Letter of Credit Agent or if so specified with respect to a particular Letter of Credit by the Majority Banks to the Letter of Credit Agent prior to the date one Business Day preceding the issuance thereof) the Majority Banks and that the Company shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Letter of Credit Agent or (if so specified with respect to a particular Letter of Credit by the Majority Banks to the Letter of Credit Agent prior to the date one Business Day preceding the issuance thereof) the Majority Banks may reasonably request (including an application therefor satisfactory in form and substance to the Letter of Credit Agent). In addition, in no event shall the Letter of Credit Agent be required to issue any Letter of Credit in violation of any law, rule, regulation or directive of any governmental authority.

          (vii)  Required Terms.  Each Letter of Credit shall:

               (1) be either an Inventory Letter of Credit, an Insurance Letter of Credit, or a Miscellaneous Letter of Credit,

               (2) be payable solely in Dollars;

               (3) not be transferable without the consent of the Letter of Credit Agent,

               (4) if it is an Insurance Letter of Credit or a Miscellaneous Letter of Credit, have a term that neither exceeds one year nor extends past the 90th day after the Commitment Termination Date,

               (5) if it is an Inventory Letter of Credit which is a Standby Letter of Credit, have a term that neither exceeds 120 days nor extends past the Commitment Termination Date, and

               (6) if it is an Inventory Letter of Credit which is a Commercial Letter of Credit, have a term that neither exceeds 90 days nor extends past the Commitment Termination Date.

          (viii) UCP; Right to Pay. Each of the Company and the Participant Banks agrees with the Letter of Credit Agent that the UCP shall be binding on the Company, the Letter of Credit Agent and the Participant Banks with respect to Letters of Credit, except to the extent otherwise expressly agreed. To the extent that the UCP is silent on the proper interpretation of a Letter of Credit or is otherwise inapplicable to any Letter of Credit, the provisions of the Uniform Commercial Code as adopted in the State of Texas shall apply. Notwithstanding the foregoing, but without limiting the effect of
Section 2.3(b)(ix) and Section 10 hereof: (1) the Letter of Credit Agent is authorized to make payments under Letters of Credit upon the presentation of the documents provided for therein and without regard to whether the Company has failed to fulfill any of its obligations under this Agreement or any other Default has occurred; (2) the Letter of Credit Agent shall be entitled to rely upon any certificate, notice, demand or other communication (whether by cable, telegram, telex or otherwise), believed by it to be genuine and to have been signed or sent by the proper Person or Persons, and upon advice of legal counsel selected by the Letter of Credit Agent (and no such reliance or failure shall place the Letter of Credit Agent under any liability to the Company or any Participant Bank or limit or otherwise affect the Company's or any Participant Bank's obligations under this Agreement); (3) any action, inaction or omission on the part of the Letter of Credit Agent under or in connection with any Letter of Credit or the related instruments or documents, if in good faith and in conformity with such laws, regulations or customs as the Letter of Credit Agent may reasonably deem to be applicable, shall be binding upon the Company and each Participant Bank (and shall not place the Letter of Credit Agent under any liability to the Company or any Participant Bank or limit or otherwise affect the Company's or any Participant Bank's obligations under this Agreement); and (4) notwithstanding any change or modification in any Letter of Credit or any instruments or documents called for thereunder, including waiver of noncompliance of any such instruments or documents with the terms of any Letter of Credit, this Agreement shall be binding on the Company with regard to such Letter of Credit as so changed or modified, and to any action taken by the Letter of Credit Agent relative hereto.

          (ix) No Responsibility for Use; etc. Without affecting any rights that any of the Bank Parties may have under applicable law (including under the UCP), the Company agrees that no Indemnified Party shall be liable or responsible for, and the obligations of the Company to the Banks and the Letter of Credit Agent hereunder shall not in any manner be affected by: (1) the use which may be made of any Letter of Credit or the proceeds thereof by the beneficiary or any other Person; (2) the validity, sufficiency or genuineness of documents other than the Letter of Credit, or of any endorsements thereon, even if such documents should, in fact, prove to be in any or all respects, invalid, insufficient, fraudulent or forged or any statement therein proves to be untrue or inaccurate in any respect whatsoever; or (3) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Company shall have a claim against the Letter of Credit Agent, and the Letter of Credit Agent shall be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Company which the Company proves are caused by the Letter of Credit Agent's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or the Letter of Credit Agent's willful failure to pay under such Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Agent may accept documents that appear on their face to be in order, without responsibility of further investigation.

          (x) Notice of Desired Extension. The Company shall notify the Letter of Credit Agent of any Letter of Credit that it wishes to be extended, at least 30 days prior to (but not more than 60 days prior to) any date by which such Letter of Credit Agent is required to notify any beneficiary of any Letter of Credit that such Letter of Credit shall terminate, if in the absence of such a notification to such beneficiary the term of such Letter of Credit would automatically be extended.

     2.4  Changes of Commitments.

     (a) The aggregate amount of the Commitments shall be automatically reduced to zero on the Commitment Termination Date.

     (b) The Company shall have the right to terminate or reduce the aggregate unused amount of the Commitments at any time or from time to time upon not less than three Business Days prior notice to the Administrative Agent (which shall promptly notify the Banks) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall be $5,000,000 or any higher integral multiple of $1,000,000) and shall be irrevocable and effective only upon receipt by the Administrative Agent, provided that (i) after giving effect to each such reduction, the aggregate amount of the Commitments shall be at least equal to the sum of the aggregate outstanding principal amount of the Loans and the aggregate outstanding amount of Letters of Credit Liabilities; (ii) no such termination of the Commitments may be effected while any Loans are outstanding; and (iii) no such termination may be effected while any Letters of Credit are outstanding unless concurrently with notice of such termination the Company shall pay the Administrative Agent an amount in immediately available funds equal to the aggregate Letter of Credit Liabilities with respect to all such Letters of Credit plus any accrued fees payable under Section 2.5 hereof plus (without duplication) any letter of credit fees payable thereafter with respect to such Letters of Credit. Any amount so paid to the Administrative Agent shall be deposited in a cash collateral account and invested, reinvested and used and applied by the Administrative Agent as a Collateral Account pursuant to Section 9.2 hereof. No Bank's participation in any such Letter of Credit shall be affected by the termination of its Commitment in such circumstances.

     (c) The Commitments once terminated or reduced may not be reinstated.

     (d) The Company may, by giving written notice to the Administrative Agent not less than 90 nor more than 120 days prior to the date occurring one year prior to the then Commitment Termination Date, request that the Commitment Termination Date, be extended for one year (provided that not more than one such one-year extension shall be permitted hereunder). Each Bank may, in its sole discretion, agree to such extension or reject such extension (and the failure of a Bank to respond to such request within 60 days shall be deemed to signify that such Bank has rejected such request). In the case of any Bank that agrees to such extension, but not any Bank not agreeing to such extension, the Commitment Termination Date shall be the date one year after the Commitment Termination Date previously in effect, so long as Banks holding Commitments in an aggregate amount equal to at least two-thirds of the total Commitments at such time have agreed to such extension.

     2.5  Fees.

     (a) The Company shall pay to the Administrative Agent for account of each Bank a commitment fee on the daily unused amount of such Bank's Commitment for the period from and including the date of this Agreement to but not including the earlier of the date such Commitment is terminated or the Commitment Termination Date, at a daily rate equal to 1/360th of the Applicable Commitment Fee Rate as in effect on each such day. Accrued commitment fees payable under the preceding sentence shall be payable on each Quarterly Payment Date and on the earlier of the date the Commitments are terminated or the Commitment Termination Date.

     (b) The Company shall pay to the Administrative Agent for the account of each Bank a letter of credit fee on such Bank's Percentage of the outstanding amount of each Standby Letter of Credit during the period from and including the date such Letter of Credit is issued to and including the date such Letter of Credit is fully drawn, terminated or expires, at a daily rate equal to 1/360th of the Applicable Letter of Credit Rate in effect on each day in such period. Accrued letter of credit fees in respect of Standby Letters of Credit shall be payable in arrears on each Quarterly Payment Date and on the earlier of the date the Commitments are terminated or on the Commitment Termination Date. The Company shall pay to the Administrative Agent for the account of each Bank, pro rata according to their respective Percentages, in advance on the date of issuance of each Letter of Credit that is a Commercial Letter of Credit, a letter of credit fee equal to the face amount of such Letter of Credit, times the Applicable Letter of Credit Rate in effect on such date of issuance, times the stated term of such Letter of Credit (expressed in days), divided by 360.

     (c) The Company agrees to pay an annual fee to the Administrative Agent for its own account and a Letter of Credit fronting fee to the Letter of Credit Agent for its own account, each in the amounts specified in a previously delivered letter agreement between the Company, the Administrative Agent and the Letter of Credit Agent.

     (d)  The Company shall also pay to each Bank, on the Closing
Date, the front-end participation fee which has previously been agreed upon by the Company and such Bank.

     2.6 Lending Offices. The Loans of each type made by each Bank shall be made and maintained at such Bank's Applicable Lending Office for Loans of such type.

     2.7 Several Obligations; Remedies Independent. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but neither any Bank nor the Administrative Agent shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank. The amounts payable to each Bank by the Company at any time hereunder or under the Note of such Bank shall be a separate and independent debt and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and its Note, and it shall not be necessary for any other Bank or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

     2.8  Notes.

     (a) The Loans made by each Bank shall be evidenced by a single promissory note of the Company in substantially the form of Exhibit A hereto, dated the date of the delivery of such Note to the Administrative Agent under this Agreement, payable to such Bank in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed. The date, amount, type, interest rate and maturity date of each Loan made by each Bank to the Company, and each payment made on account of the principal thereof, shall be recorded by such Bank on its books and, prior to any transfer of such Note held by it, endorsed by such Bank on the schedule attached to such Note or any continuation thereof. Any failure to make any such endorsement shall not affect the Company's obligations under any Note.

     (b) No Bank shall be entitled to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise, except in connection with a permitted assignment of all or any portion of such Bank's Commitment, Loans and Note pursuant to Section 11.6(c) hereof.

     2.9 Voluntary Prepayments The Company may prepay Base Rate Loans upon prior notice to the Administrative Agent (which shall promptly notify the Banks), which notice shall be given not later than 10:00 a.m. (Dallas time) on the day of such prepayment and shall specify the prepayment date (which shall be a Business Day) and the amount of the prepayment (which shall be $1,000,000 or a higher integral multiple of $500,000) and shall be irrevocable and effective only upon receipt by the Administrative Agent, provided that interest on the principal prepaid, accrued to the prepayment date, shall be paid on the prepayment date. The Company may not prepay any Eurodollar Loans pursuant to this Section 2.9 (provided that this sentence shall not affect the Company's obligation to prepay Loans pursuant to Section 2.10 or the obligations of the Company pursuant to
Section 9 hereof).

     2.10    Clean-ups.

     (a) Cash in Excess of $25,000,000. If at any time the Company and the Consolidated Subsidiaries have cash (or cash equivalents, including Temporary Cash Investments) in excess of $25,000,000, the Company will within three Business Days thereafter apply such excess to reduce the aggregate outstanding principal amount of the Loans (until such amount has been reduced to zero).

     (b) Annual Clean-up. The Company will from time to time prepay the Loans in such amounts (or not borrow Loans hereunder) as shall be necessary so that, for a period of at least 30 consecutive days at any time during the 12-month period commencing on the Closing Date and during each 12-month period commencing on an anniversary of the Closing Date, the aggregate outstanding principal amount of the Loans shall be zero.

     (c) Intermittent Clean-ups. If Cumulative Adjusted Liquidity Capacity is less than zero as of the end of any calendar month (e.g., February 28), the Company will either (i)cause Cumulative Adjusted Capacity to exceed zero at the end of the next following month (e.g., March 31), or (ii) reduce the aggregate outstanding principal amount of the Loans to zero by the third Business Day following the end of the next following month (e.g., April 3). In such event, the Letter of Credit Agent may, at its option, and shall, upon request by the Majority Banks, by notice to the Company also require the Company to pay to the Letter of Credit Agent for the ratable account of itself and the Participant Banks, and there shall be immediately due and payable hereunder in immediately available funds, an amount (in this subsection called the "LC Liquidated Fund") equal to the maximum amount which might be drawn on all Letters of Credit then issued and outstanding (in this subsection called the "Outstanding Letters of Credit"). Such payment shall represent liquidated damages resulting from Cumulative Adjusted Liquidity Capacity being less than zero at a time when there are Outstanding Letters of Credit, shall not represent a penalty, and when made shall thereby discharge the Company from its obligation to make Reimbursement Payments to the Letter of Credit Agent and the Participant Banks under Section 2.3(b)(v) hereof for any future payments made by the Letter of Credit Agent or the Participant Banks under Outstanding Letters of Credit. All of the LC Liquidated Fund shall be retained by the Letter of Credit Agent for its own benefit and the benefit of the Participant Banks and applied, as Outstanding Letters of Credit are drawn upon, to pay or provide payment for the obligations of the Letter of Credit Agent and the Participant Banks with respect to such Letters of Credit and such drawings. Pending such applications, all of the LC Liquidated Fund shall be invested by the Letter of Credit Agent (in its own name, but for the benefit of itself and the Participant Banks) in interest bearing time deposits with NationsBank with terms of three months or less (freely withdrawable with no penalty other than the forfeiture of interest), and all interest paid thereon shall be considered part of the LC Liquidated Fund. Three months after the full and final termination of all obligations of the Letter of Credit Agent and the Participant Banks with respect to all Outstanding Letters of Credit, the Letter of Credit Agent shall pay to the Company as an adjustment to the LC Liquidated Fund an amount equal to (I) the full amount of the LC Liquidated Fund minus (ii) all amounts drawn under the Outstanding Letters of Credit which were the basis for the LC Liquidated Fund on or prior to the date of such adjustment, provided, however, that if (1) any Obligations are then due and owing and unpaid, the Letter of Credit Agent shall instead deliver such remaining LC Liquidated Fund to the Administrative Agent to be applied to such Obligations pursuant to Section 4.1 hereof, and (2) any Event of Default then exists and funds are required to be paid to the Administrative Agent under Section 9.2 hereof, the Letter of Credit Agent shall instead deliver such remaining LC Liquidated Fund to the Administrative Agent to be dealt with as provided in Section 9.2 hereof.

     (d) Miscellaneous. Notwithstanding that any clean-up or other payment may be required under this Section 2.10, the Company shall pay all amounts required under Section 5 of this Agreement which result from any such clean-up or other payment. No such clean-up or other payment shall have the effect of terminating or reducing the Commitments of the Banks or any fees payable hereunder to the Bank Parties.

     SECTION 3.  Payments of Principal and Interest.

     3.1 Repayment of Loans. The Company will pay to the Administrative Agent for the account of each Bank the principal of each Loan made by such Bank, and each Loan shall mature, on the last day of the Interest Period therefor.

     3.2 Interest. The Company will pay to the Administrative Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:

     (a) if such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time); and

     (b) if such Loan is a Eurodollar Loan, the Eurodollar Rate for such Eurodollar Loan for the Interest Period therefor plus the Applicable LIBOR Margin.

Notwithstanding the foregoing, the Company will pay to the Administrative Agent for the account of each Bank interest at the applicable Post-Default Rate on any principal of any Loan made by such Bank, and (to the fullest extent permitted by law) on any other amount payable by the Company under this Agreement or under the Note held by such Bank to or for account of such Bank, which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Accrued interest on each Loan shall be payable on the last day of the Interest Period therefor and, if such Interest Period is longer than three months (in the case of a Eurodollar Loan), at three-month intervals following the first day of such Interest Period, except that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any Eurodollar Loan that is converted into a Base Rate Loan (pursuant to Section 5.4 hereof) shall be payable on the date of conversion (but only to the extent so converted). Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Banks to which such interest is payable and the Company.

     SECTION 4  Payments; Pro Rata Treatment; Computations; Etc

     4.1  Payments.

     (a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Company under this Agreement and the Notes shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at an account (as from time to time specified by the Administrative Agent) maintained by the Administrative Agent at its Principal Office, not later than noon Dallas time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day), provided that, if a new Loan is to be made by any Bank on a date the Company is to repay any principal of an outstanding Loan of such Bank, such Bank shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the excess of the principal to be borrowed over the principal to be repaid shall be made available by such Bank to the Administrative Agent as provided in Section 2.2 hereof or only an amount equal to the excess of the principal to be repaid over the principal to be borrowed shall be paid by the Company to the Administrative Agent pursuant to this Section 4.1(a), as the case may be.

     (b) Any Bank for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Company with such Bank (with notice to the Company).

     (c) The Company shall, at the time of making each payment under this Agreement or any Note, specify to the Administrative Agent the Loans or other amounts payable by the Company hereunder to which such payment is to be applied (and in the event that it fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Banks in such manner as it or the Majority Banks may determine to be appropriate, subject to Section 4.2 hereof).

     (d) Each payment received by the Administrative Agent under this Agreement or any Note for account of a Bank shall be paid promptly to such Bank, in immediately available funds, for account of such Bank's Applicable Lending Office for the Loan in respect of which such payment is made. Each payment received by the Letter of Credit Agent hereunder for the account of a Bank shall be paid promptly to such Bank (with prompt notice to such Bank of such payment), in immediately available funds, for the account of such Bank's Lending Office for the Letter of Credit in respect of which payment is made.

     (e) If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

     4.2 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Banks under Section 2.1 hereof shall be made from the Banks, each payment of commitment fee under
Section 2.5 hereof shall be made for the account of the Banks, and each termination or reduction of the amount of the Commitments under
Section 2.4 hereof shall be applied to the Commitments of the Banks, pro rata according to the amounts of their respective Commitments; (b) each payment of principal of Loans by the Company shall be made for the account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Loans held by the Banks; (c) each payment of interest on Loans by the Company shall be made for the account of the Banks pro rata in accordance with the amounts of interest on Loans due and payable to the respective Banks; and (d) each payment of letter of credit fees under Section 2.5 hereof (other than fees to be retained by the Letter of Credit Agent for its own account pursuant to such Section 2.5) shall be made to the Administrative Agent for the account of the Banks pro rata according to their respective Percentages.

     4.3 Computations. Interest on Eurodollar Loans, commitment fees and Letter of Credit fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable and interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

     4.4 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Bank or the Company (in this section called the "Payor") prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Bank) the proceeds of a Loan to be made by it hereunder or a payment to be made by it pursuant to Section 2.3(a) hereof or (in the case of the Company) a payment to the Administrative Agent for account of one or more of the Banks hereunder (such payment being in this section called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipients on such date and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipients of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid.

     4.5  Sharing of Payments, Etc.

     (a) The Company agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances held by it for the account of the Company at any of its offices, in Dollars or any other currency, against any principal of or interest on any of such Bank's Loans, or any other amount payable to such Bank hereunder, which is not paid when due (regardless of whether balances are then due to the Company), in which case it shall promptly notify the Company and the Administrative Agent thereof, provided that such Bank's failure to give such notice shall not affect the validity thereof.

     (b) If any Bank shall obtain payment of any Loan or Reimbursement Obligation due and owing to it, or any interest thereon, through the exercise of any right of set-off, lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Bank shall have received a greater percentage of the Loans or Reimbursement Obligations or interest thereon then due and owing by the Company to such Bank than the percentage received by any other Banks, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans or Reimbursement Obligations held by such other Banks or in the interest thereon (as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid Loans or Reimbursement Obligations or interest held by each of the Banks or interest thereon (as the case may be). To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

     (c) The Company agrees that any Bank so purchasing a participation (or direct interest) in the Loans made, or Reimbursement Obligations held, by other Banks (or in interest due thereon, as the case may be) may exercise all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans and Reimbursement Obligations in the amount of such participation. The provisions of
Section 11.6(c) and (d) hereof shall not apply to participations and direct interests purchased pursuant to this Section 4.5.

     (d) Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company.

     (e) If, under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section 4.5 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this
Section 4.5 to share in the benefits of any recovery on such secured claim.

     SECTION 5  Yield Protection and Illegality.

     5.1  Additional Costs.

     (a) The Company shall pay directly to each Bank from time to time such amounts as such Bank may determine to be necessary to compensate it for any costs which such Bank determines are attributable to its making or maintaining of any Eurodollar Loans or its obligation to make any Eurodollar Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any of such Eurodollar Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which:

          (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Note in respect of any of such Eurodollar Loans (other than taxes imposed on or measured by the overall net income of such Bank or of its Applicable Lending Office for any of such Eurodollar Loans by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office); or

          (ii) imposes or modifies any reserve, special deposit or similar requirements (other than in the case of any Bank for any period as to which the Company is required to pay any amount under paragraph (e) below, the reserves against "Eurocurrency liabilities" under Regulation D therein referred to) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Eurodollar Loans or any deposits referred to in the definition herein of "Eurodollar Rate"), or any commitment of such Bank (including the Commitment of such Bank hereunder); or

          (iii) imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities) or Commitment.

If any Bank requests compensation from the Company under this Section 5.1(a), the Company may, by notice to such Bank (with a copy to the Administrative Agent), suspend the obligation of such Bank to make additional Eurodollar Loans until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.4 hereof shall be applicable).

     (b) Without limiting the effect of the provisions of Section 5.1(a) hereof, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Company (with a copy to the Administrative Agent), the obligation of such Bank to make additional Eurodollar Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.4 hereof shall be applicable).

     (c) Without limiting the effect of the foregoing provisions of this Section 5.1 (but without duplication), the Company shall pay directly to each Bank from time to time on request such amounts as such Bank may determine to be necessary to compensate such Bank (or, without duplication, the bank holding company of which such Bank is a subsidiary) for any costs which it determines are attributable to the maintenance by such Bank (or any Applicable Lending Office or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority following any Regulatory Change, or pursuant to any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) issued after the date hereof by any government or governmental or supervisory authority, including any implementation at the Federal level of the Basle Accord (including the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), of capital in respect of its Commitment, Loans or obligations to issue Letters of Credit or acquire participations hereunder (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank (or any Applicable Lending Office or such bank holding company) to a level below that which such Bank (or any Applicable Lending Office or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request). For the purposes of this Section 5.1(c), "Basle Accord" shall mean the proposals for a risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as modified and supplemented and in effect from time to time.

     (d) Each Bank will notify the Company of any event occurring after the date of this Agreement that will entitle such Bank to compensation under paragraph (a) or (c) of this Section 5.1 as promptly as practicable, but in any event within 45 days, after such Bank obtains actual knowledge thereof; provided that (i) if any Bank fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section 5.1 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.1 for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice; and (ii) each Bank will designate a different Applicable Lending Office for the Loans of such Bank affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, be disadvantageous to such Bank, except that such Bank shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Bank will furnish to the Company a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) or (c) of this Section 5.1. Determinations and allocating by any Bank for purposes of this Section 5.1 of the effect of any Regulatory Change pursuant to Section 5.1(a) or (b) hereof, or of the effect of capital maintained pursuant to Section 5.1(c) hereof, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Bank under this Section 5.1, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

     (e) Without limiting the effect of the foregoing, the Company shall pay to the Administrative Agent for account of each Bank on the last day of each Interest Period so long as such Bank is maintaining reserves against "Eurocurrency liabilities" under Regulation D (or, unless the provisions of paragraph (b) above are applicable, so long as such Bank is, by reason of any Regulatory Change, maintaining reserves against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Bank which includes any Eurodollar Loans) an additional amount (determined by such Bank and notified to the Company through the Administrative Agent) equal to the product of the following for each Eurodollar Loan for each day during such Interest Period:

          (i) the principal amount of such Eurodollar Loan outstanding on such day; times

          (ii) the remainder of (1) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such Eurodollar Loan for such Interest Period as provided in this Agreement (less the Applicable LIBOR Margin) and the denominator of which is one minus the effective rate (expressed as a decimal) at which such reserve requirements are imposed on such Bank on such day minus (2) such numerator; times

          (iii)  1/360.

     5.2 Limitation on Eurodollar Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Eurodollar Rate for any Interest Period:

     (a) the Administrative Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition herein of "Eurodollar Rate" are not being provided in the relevant amounts or for the relevant maturities for purposes of determining Eurodollar Rates as provided herein; or

     (b) the Majority Banks determine, which determination shall be conclusive, and notify the Administrative Agent that the relevant rates of interest referred to in the definition herein of "Eurodollar Rate" upon the basis of which the rate of interest for Eurodollar Loans for such Interest Period is to be determined are not likely adequately to cover the cost to such Banks of making or maintaining such Eurodollar Loans;

then the Administrative Agent shall give the Company and each Bank prompt notice thereof, and so long as such condition remains in effect, the Banks (or such quoting Bank) shall be under no obligation to make additional Eurodollar Loans.

     5.3 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans hereunder, then such Bank shall promptly notify the Company thereof (with a copy to the Administrative Agent) and such Bank's obligation to make such Eurodollar Loans shall be suspended until such time as such Bank may again make and maintain such Eurodollar Loans (in which case the provisions of Section 5.4 hereof shall be applicable with respect to Eurodollar Loans).

     5.4 Treatment of Eurodollar Loans. If the obligation of any Bank to make Eurodollar Loans shall be suspended pursuant to Section
5.1 or 5.3 hereof, then, until such Bank notifies the Company (with a copy to the Administrative Agent) that the circumstances which gave rise to such suspension no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) all Loans which would otherwise be made by such Bank as Eurodollar Loans shall be made instead as Base Rate Loans, and, if an event referred to in Section 5.1(b) or 5.3 hereof has occurred and such Bank so requests by notice to the Company with a copy to the Administrative Agent, all Eurodollar Loans of such Bank then outstanding shall be automatically converted into Base Rate Loans on the date specified by such Bank in such notice and, to the extent that Eurodollar Loans are so made (or converted), all payments of principal which would otherwise be applied to such Bank's Eurodollar Loans shall be applied instead to such Base Rate Loans.

     5.5 Compensation. The Company shall pay to the Administrative Agent for account of each Bank, upon the request of such Bank through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank determines is attributable to:

     (a) any payment, clean-up, or conversion of a Eurodollar Loan made by such Bank for any reason (including the acceleration of the Loans pursuant to Section 9 hereof) on a date other than the last day of the Interest Period for such Eurodollar Loan; or

     (b) any failure by the Company for any reason (including the failure of any of the conditions precedent specified in Section 6 hereof to be satisfied) to borrow a Eurodollar Loan from such Bank on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.2 hereof.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of
(i) the amount of interest which otherwise would have accrued on the principal amount so paid or converted or not borrowed for the period from the date of such payment, conversion or failure to borrow to the last day of the Interest Period for such Eurodollar Loan (or, in the case of a failure to borrow, the Interest Period for such Eurodollar Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Eurodollar Loan provided for herein over (ii) the interest component of the amount such Bank would have bid in the London interbank market for Dollar deposits of leading banks in amounts comparable to such principal amount and with maturities comparable to such period (the calculations in this clause (ii) being reasonably determined by such Bank).

     5.6 Additional Costs in Respect of Letters of Credit. If as a result of any Regulatory Change there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, deposit insurance assessment or similar requirement against or with respect to or measured by reference to Letters of Credit (or participations in Letters of Credit) and the result shall be to increase the cost to any Bank of issuing or maintaining any Letter of Credit or acquiring or maintaining any participation in any Letter of Credit hereunder or maintaining its obligation hereunder to issue, or to acquire a participation in, any Letter of Credit hereunder or reduce any amount receivable by such Bank hereunder in respect of any Letter of Credit or participation (which increase in cost, or reduction in amount receivable, shall be the result of such Bank's reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Bank, the Company agrees to pay immediately to such Bank, from time to time as specified by such Bank, such additional amounts as shall be sufficient to compensate such Bank for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by any such Bank, submitted by such Bank to the Company in good faith, shall be conclusive as to the amount thereof absent manifest error.

     5.7 No Duplication. There shall be no duplication in amounts payable pursuant to Section 5.1 through Section 5.6 hereof.

     SECTION 6  Conditions Precedent.

     6.1 Initial Extension of Credit. The obligation of each Bank to make its initial Loan hereunder and the obligation of the Letter of Credit Agent to issue the initial Letter of Credit hereunder is subject to the receipt by the Administrative Agent of the following documents, each of which shall be satisfactory to the Administrative Agent in form and substance:

     (a) Corporate Action. A copy, certified by the appropriate Maryland official, of the Company's articles or certificate of incorporation, and copies, certified by the Company's Secretary or Assistant Secretary, of the Company's by-laws and of resolutions of the Board of Directors (or Executive Committee of the Board of Directors) of the Company authorizing the execution and delivery of this Agreement, the Notes, and the Letter of Credit Documents and the consummation of the transactions contemplated hereby and thereby and the formal adoption of the Trading Policy.

     (b) Incumbency. A certificate of the Company's Secretary or Assistant Secretary in respect of each of the officers of the Company
(i) who is authorized to sign Loan Documents on its behalf and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby (and the Administrative Agent and each Bank may conclusively rely on such certificate until it receives notice in writing from the Company to the contrary).

     (c) Compliance Certificate. A certificate of a senior officer of the Company to the effect set forth in the first sentence of
Section 6.2 hereof.

     (d) Opinion of Counsel to the Company. An opinion of Messrs. McGuire, Woods, Battle & Boothe, L.L.P., counsel to the Company, substantially in the form of Exhibit C hereto.

     (e)  Notes.  The Notes, duly completed and executed.

     (f) Process Agent. A letter from the Process Agent accepting its appointment pursuant to Section 11.10 hereof.

     (g) Trading Policy. (i) A copy of the Trading Policy, certified by a senior officer of the Company, in form and substance reasonably acceptable to Administrative Agent, and (ii) a favorable report of Muse, Stancil & Co. (or other independent third-party advisor to the Company reasonably acceptable to Administrative Agent) confirming that the portion of the Trading Policy dealing with crude oil and refinery feedstocks is acceptable to them.

     (h) Other Documents. Such other documents relating to the transactions contemplated hereby as the Administrative Agent or any Bank may reasonably request.

The Company shall deliver, or cause to be delivered, to the Administrative Agent sufficient copies of each document to be received by the Administrative Agent under this Section 6 to permit the Administrative Agent to distribute a copy of each such document to each Bank.

     6.2 Initial and Subsequent Extensions of Credit. The obligation of each Bank to make any Loan hereunder and the obligation of the Letter of Credit Agent to issue any Letter of Credit hereunder (including the initial Extension of Credit) is subject to the further conditions precedent that, both immediately prior to such Extension of Credit and also after giving effect thereto:

     (a) no Default shall have occurred and be continuing (unless the same shall have been waived in accordance with Section 11.4 hereof);

     (b) if such Extension of Credit consists of Loans, the conditions set out in Section 2.1 hereof have been satisfied, and, if such Extension of Credit consists of a Letter of Credit, the conditions set out in Section 2.3 hereof have been satisfied;

     (c) unless such Extension of Credit consists of Loans that will not result in an increase in the aggregate principal amount of the Loans outstanding hereunder (in which case the condition in this clause (c) shall not apply), the representations and warranties made by the Company in Section 7 hereof shall be true on and as of the date of the making of such Extension of Credit with the same force and effect as if made on and (unless such representation specifically states that it is made as of an earlier date) as of such date;

     (d) unless such Extension of Credit consists of Loans that will not result in an increase in the aggregate principal amount of the Loans outstanding hereunder (in which case the condition in this clause (d) shall not apply), since December 31, 1996, there shall have been no Material Adverse Change.

Each notice requesting an Extension of Credit hereunder by the Company hereunder shall be deemed to constitute a representation by the Company to the effect set forth in clauses (a), (b), (c) and (d) of the preceding sentence both as of the date of such notice and, unless the Company otherwise notifies the Administrative Agent, as of the date of such Extension of Credit.

     SECTION 7 Representations and Warranties. The Company represents and warrants to the Banks that:

     7.1  Corporate Existence.  Each of the Company and its
Subsidiaries: (a) is a corporation duly organized and, validly existing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would present a material probability of causing a Material Adverse Change.

     7.2 Financial Condition. The consolidated balance sheets of the Company and the Consolidated Subsidiaries as at December 31, 1996 and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows of the Company and the Consolidated Subsidiaries for the fiscal year ended on such date, with the opinion thereon of Ernst & Young LLP, and the unaudited consolidated balance sheets of the Company and the Consolidated Subsidiaries as at March 31, 1997, and the related consolidated statements of operations and of cash flows of the Company and the Consolidated Subsidiaries for the three-month period ended on such date, heretofore furnished to each of the Banks, are complete and correct and fairly present the consolidated financial condition of the Company and the Consolidated Subsidiaries as at such dates and the consolidated results, as the case may be, of their operations for the fiscal year and three-month period ended on such dates (subject, in the case of such financial statements as at March 31, 1997, to normal year-end audit adjustments), all in accordance with generally accepted accounting principles and practices applied on a consistent basis. Neither the Company nor any of its Subsidiaries had on such dates any material contingent liabilities, material unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such balance sheets or as disclosed in footnotes to such financial statements. Since December 31, 1996, there has been no Material Adverse Change.

     7.3 Litigation. Except as disclosed in the Disclosure Letter, there are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Company) threatened against the Company or any of its Subsidiaries in which there is a material probability of an adverse decision which would cause a Material Adverse Change.

     7.4 No Breach. None of the execution and delivery of the Loan Documents, the consummation of the transactions hereby and thereby contemplated, and compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Company or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

     7.5 Corporate Action. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under the Loan Documents; the execution, delivery and performance by the Company of the Loan Documents have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Company and constitutes, and each of the Notes and the other Loan Documents when executed and delivered for value will constitute, its legal, valid and binding obligation, enforceable in accordance with their respective terms.

     7.6 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Company of the Loan Documents or for the validity or enforceability hereof and thereof.

     7.7 Use of Proceeds. The Company will use the proceeds of the Extensions of Credit for working capital and general corporate purposes. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock or to extend credit for such purposes.

     7.8 ERISA. The Company and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC (other than for premiums that are not past due) or to any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

     7.9 Taxes. United States Federal income tax returns of the Company and its Subsidiaries have been examined and closed through the fiscal year of the Company ended December 31, 1989. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries, except for any such assessments being contested reasonably and in good faith and for which adequate reserves have been set aside. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate.

     7.10 Investment Company Act. Neither the Company nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     7.11 Environmental Conditions. Except for those matters that present no material probability of causing a Material Adverse Change, or as otherwise disclosed in the Disclosure Letter:

     (a) the Company and each of its Subsidiaries have obtained or applied for (and not been denied) all Environmental Permits which are required under all Environmental Laws; and the Company and each of its Subsidiaries are in compliance with the terms and conditions of all such Environmental Permits and all Environmental Laws.

     (b) no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed, and, to the best of the Company's knowledge (after due inquiry) no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by the Company or any of its Subsidiaries to have any Environmental Permit required in connection with the conduct of the business of the Company or any of its Subsidiaries or with respect to failure by the Company or any of its Subsidiaries to comply with any Environmental Law; and

     (c) to the best of the Company's knowledge (after due inquiry) neither the Company nor any of its Subsidiaries has stored, treated, disposed of, or otherwise handled any Hazardous Waste, other than as a generator, on any property now or previously owned or leased by the Company or any of its Subsidiaries in violation of any Environmental Permit or Environmental Law; and

     (d) to the best of the Company's knowledge (after due inquiry) no Hazardous Waste generated by the Company or any of its Subsidiaries has been recycled, treated, stored, disposed of, or resulted in an Environmental Release by the Company or any of its Subsidiaries at any location in violation of any Environmental Permit or Environmental Law; and

     (e) no notice has been provided to the Company or any of its Subsidiaries that the Company or any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Waste to any location which is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List ("CERCLIS") or on any similar state list or, to the best of the Company's knowledge (after due inquiry), which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Company or any of its Subsidiaries for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA; and

     (f) no oral or written notification of an Environmental Release of a Hazardous Waste has been filed by or on behalf of the Company or any of its Subsidiaries with any governmental authority, and no notice has been provided to the Company or its Subsidiaries that any property now or previously owned or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priority list promulgated pursuant to CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up as a result of any Environmental Conditions on such property caused in whole or in part by the Company or any of its Subsidiaries; and

     (g) there are no Liens arising under or pursuant to any Environmental Laws on any of the real property or properties now owned or leased by the Company or any of its Subsidiaries, and, to the best of the Company's knowledge (after due inquiry), no government actions have been taken or are in process which could subject any of such properties to such Liens and neither the Company nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

     7.12 Indebtedness. Schedule 2 hereto is a complete and correct list, as of June 30, 1997, of all Indebtedness of $100,000 or more existing under credit agreements, indentures, purchase agreements, guaranties, Capitalized Lease Obligations and other agreements, arrangements and instruments presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Company or any of its Subsidiaries is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding and which may be outstanding, are correctly stated in, and all Liens of any nature given or agreed to be given as security therefor are correctly described in, such Schedule 2. The amounts of such Indebtedness have not changed materially since June 30, 1997.

     7.13 Operation of Business. Each of the Company and its Subsidiaries possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and neither the Company nor any of its Subsidiaries is in violation of any material valid rights of others with respect to any of the foregoing.

     7.14 No Defaults on Outstanding Judgments or Orders. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or governmental or regulatory agency or authority, except for defaults (if any) which present no material probability of causing a Material Adverse Change.

     7.15 No Defaults under Other Agreements, Etc. Neither the Company nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which could reasonably be expected to cause a Material Adverse Change or to have a material adverse effect on the ability of the Company to perform or observe any of its obligations under the Loan Documents. Neither the Company nor any of its Subsidiaries is in default in any material respect in the performance or observance of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party.

     7.16 Labor Disputes and Acts of God. Except as disclosed in the Disclosure Letter, neither the business nor the properties of the Company or of any of its Subsidiaries has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) which presents a material probability of causing a Material Adverse Change.

     7.17 Subsidiaries, Etc. Set forth in Schedule 3 hereto is a complete and correct list, as of the date of this Agreement, of all Subsidiaries of the Company (and the respective jurisdiction of incorporation of each such Subsidiary) and of all Investments (other than Temporary Cash Investments) held by the Company or any of its Subsidiaries in any joint venture or other Person. Except as disclosed in Schedule 3 hereto, as of the date of this Agreement, the Company owns, free and clear of Liens, all outstanding shares of such Subsidiaries (and each such Subsidiary owns, free and clear of Liens, all outstanding shares of its Subsidiaries) and all such shares are validly issued, fully paid and non-assessable and the Company (or the respective Subsidiary) also owns, free and clear of Liens, all such Investments.

     SECTION 8  Covenants of the Company.

     The Company agrees that, unless the Majority Banks otherwise consent, until the termination of this Agreement as provided in
Section 11.7:

     8.1 Maintenance of Existence. The Company shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence and good standing in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each such Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required provided that nothing in this Section 8.1 shall prevent the abandonment or termination of the corporate existence, rights and franchises of any Subsidiary if, in the opinion of the Company, such abandonment or termination is in the best interests of the Company and does not in any material respect adversely affect the Banks.

     8.2 Conduct of Business. The Company shall continue, either directly or indirectly through its Subsidiaries, to engage in an efficient and economical manner in the businesses of the same general type as conducted by it on the Closing Date.

     8.3 Maintenance of Properties. The Company shall maintain, keep and preserve, and cause each of its Subsidiaries to maintain, keep and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

     8.4 Maintenance of Records. The Company shall keep, and cause each of its Subsidiaries to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its Subsidiaries.

     8.5 Maintenance of Insurance. The Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibles from the coverage thereof.

     8.6 Compliance with Laws and Agreements. The Company shall comply, and cause each of its Subsidiaries to comply, in all respects with all applicable laws, rules, regulations, and orders (including all applicable Environmental Laws), such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except as to such taxes, assessments and governmental charges as are being contested in good faith. Each of the Company and its Subsidiaries will perform all of its obligations under the Loan Documents and all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. The Company shall comply in all respects with the Trading Policy, and the Company shall, by December 1, 1997, develop (and obtain the approval of its Board of Directors and an independent third-party advisor to the Company reasonably acceptable to Administrative Agent) the comprehensive measurements and analysis of its refining and trading activities which are referred to in the Trading Policy. All purchases and sales of crude oil, refined products and refinery feedstocks by the Company, and related Product Hedging Obligations undertaken by the Company, shall be made in compliance with the Trading Policy. The Company shall not amend the Trading Policy without the prior written consent of the Administrative Agent; the Administrative Agent agrees to promptly take under advisement any request by the Company for any such amendment to the Trading Policy.

     8.7 Right of Inspection. The Company shall, at any reasonable time and from time to time, permit the Administrative Agent or any Bank or any agent or representative thereof to examine and make copies of any abstracts from the records and books of account, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its Subsidiaries with any of their respective officers and directors and independent accountants.

     8.8 Reporting Requirements. The Company shall furnish directly to each of the Banks:

     (a) Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Company, the Company's Consolidated balance sheet as of the end of such fiscal year and the Company's Consolidated statements of operations, changes in stockholders' equity and cash flows for such fiscal year, all in reasonable detail and stating in comparative form the respective Consolidated figures for the corresponding date and period in the prior fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements fairly present the financial condition, results of operations, and cash flows of the Company and the Consolidated Subsidiaries for such fiscal year.

     (b) Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each fiscal quarter of the Company, the Company's quarterly Consolidated balance sheets as at the end of the immediately preceding fiscal quarter and the Company's Consolidated statements of operations and of cash flows for the portion of the fiscal year ended with the last day of such fiscal quarter, all in reasonable detail and certified by a senior financial officer of the Company (subject to year-end audit adjustments). To the extent that any Unconsolidated Subsidiaries exist during any such fiscal quarter, the Company will with such quarterly Consolidated financial statements provide a separate balance sheet as of the same date, and separate statements of operations and of cash flows for the same period, for each Unrestricted Subsidiary.

     (c) Accountants' Report. Simultaneously with the delivery of the annual financial statements referred to in Section 8.8(a) hereof,
(i) a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any Default, or if such accountants shall have obtained knowledge of any such Default, specifying in such certificate each such Default of which they have knowledge and the nature and status thereof, and (ii) a calculation in reasonable detail of the financial ratios required to be maintained by the Company pursuant to this
Section 8 and pursuant to Section 9.1(l) hereof as of the last day of the immediately preceding fiscal year.

     (d) Calculations and Reports of Financial Compliance. On or before:

          (i) the last day of each calendar month (or if such day is not a Business Day, on the next succeeding Business Day), a certificate of a senior financial officer of the Company (A) stating that the Company was in Financial Compliance on the last day of the immediately preceding calendar month (or specifying how the Company was not in Financial Compliance), (B) specifying the Company's Cumulative Adjusted Liquidity Capacity on the last day of the immediately preceding calendar month, and (C) stating that during such calendar month the Company complied in all respects with the Trading Policy, and that all purchases and sales of crude oil, refined products and refinery feedstocks by the Company, and all related Product Hedging Obligations undertaken by the Company, during such calendar month were made in compliance with the Trading Policy, and

          (ii) the last day of each January, April, July, and October (or if such day is not a Business Day, on the next succeeding Business
Day), calculations in reasonable detail showing (A) that the Company was in Financial Compliance on the last day of each month in the immediately preceding fiscal quarter (or specifying how the Company was not in Financial Compliance) and (B) the Company's Cumulative Adjusted Liquidity Capacity on the last day of each month in the immediately preceding fiscal quarter, and (C) a report, in form and substance satisfactory to Administrative Agent, regarding purchases and sales of crude oil and refined products inventory and refinery feedstocks of the Company in the immediately preceding fiscal quarter and related Product Hedging Obligations of the Company in the immediately preceding fiscal quarter (including such information as Administrative Agent may from time to time request concerning benchmarks, margin requirements, cash gains and losses, reconciliations to quarterly financial statements, compliance with various aspects of the Trading Policy, and other matters from time to time specified by Administrative Agent), certified by a senior financial officer of the Company, and a certificate of such an officer to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken and proposes to take with respect thereto).

          (iii) within two Business Days after obtaining knowledge thereof, notice of the occurrence of aggregate margin calls referred to in Section 8.9(m) in an aggregate amount in excess of $15,000,000, and weekly notices thereafter so long as such aggregate amount continues to exceed $15,000,000, all of which notices shall specify the actual amount of such aggregate margin calls.

     (e) Notice of Litigation. Promptly after obtaining knowledge thereof, notice of: (i) all actions, suits, and proceedings commenced or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries before any court, arbitrator or governmental or regulatory authority or agency in which, individually or in the aggregate, there is a material probability of an adverse decision which would cause a Material Adverse Change and (ii) any material and adverse development in any such action, suit or proceeding.

     (f) Notice of Defaults. As soon as possible and in any event within ten days after the occurrence of any Default of which the Company is aware or in the exercise of reasonable diligence should have been aware, a notice setting forth the details of such Default and the action which the Company proposes to take with respect thereto.

     (g)  ERISA Reports.

          (i) Within fifteen days after the annual report (Form 5500) for each Plan is filed with the Internal Revenue Service, and in any event by September 30 of each year, a schedule prepared as of the end of the prior year for all Plans, separately showing the funding status of each Plan (i.e. the amount by which such Plan was overfunded or the amount of any Unfunded Vested Liabilities with respect to such Plan) and the sum by which the aggregate Unfunded Vested Liabilities of the Company and the ERISA Affiliates with respect to all Plans exceeds, or is exceeded by, the aggregate amount by which all Plans are overfunded;

          (ii) Simultaneously with the delivery of the schedule referred to in clause (i) above, a schedule prepared as of the end of the prior year for all Multiemployer Plans, separately showing all contributions and other payments by the Company and its Subsidiaries during such year with respect to each Multiemployer Plan and, if requested by the Administrative Agent, the approximate amounts which the Company expects it and its Subsidiaries will pay with respect to each Multiemployer Plan during the then current fiscal year;

          (iii) Promptly after the receiving thereof, copies of all notices which the Company or any of its Subsidiaries receives from the PBGC or the U.S. Department of Labor under ERISA with respect to any Plan or any Multiemployer Plan and copies of all notices which the Company or any of its Subsidiaries receives from the sponsor of any Multiemployer Plan claiming or otherwise indicating that the Company or any of its Subsidiaries has any liability with respect to such Multiemployer Plan beyond the obligation to make normal contributions as specified in the applicable contract; and

          (iv) As soon as possible, and in any event within 10 days after the Company or any of its Subsidiaries knows or has reason to know that (1) any "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any Plan, or (2) any transaction prohibited under Section 406 of ERISA (and not exempted under Section 408 of ERISA) has occurred with respect to any Plan, or (3) that the PBGC or the Company or such Subsidiary or any sponsor of any Multiemployer Plan has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan or any Multiemployer Plan, a certificate of the chief financial officer of the Company setting forth details as to such reportable event, prohibited transaction, or termination and the action, if any, which the Company proposes to take with respect thereto.

     (h) Environmental Reports. Promptly after obtaining knowledge thereof, notice of any event or change in circumstances (including any material and adverse development in any litigation, arbitral or regulatory proceeding) which would cause any of the Company's representations and warranties in Section 7.11 hereof to be incorrect if such representations and warranties were to be made as of the date of such occurrence and after giving effect thereto.

     (i) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any Person pursuant to the terms of the Senior Notes Indenture or of any indenture, loan or credit or similar agreement other than this Agreement and not otherwise required to be furnished to the Banks pursuant to any other provision of this Section 8.8.

     (j) Proxy Statements, Etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Company sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements which the Company files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.

     (k) Projections. On or before February 28 of each fiscal year, projections by the Company, in reasonable detail for each quarter in such fiscal year, of anticipated (i) Consolidated Capital Expenditures, (ii) throughput volumes for each of the Pasadena and Tyler refineries, (iii) petroleum volumes and merchandise sales for the retail facilities, (iv) operating expenses by operating division, and (v) Consolidated administrative expense.

     (l) Other Information. Promptly, such other information with respect to the business, condition or operations (financial, environmental, or otherwise) of the Company or any of its Subsidiaries as any Bank Party may from time to time reasonably request.

     8.9 Liens. The Company shall not create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except for the following:

     (a) Liens for taxes or assessments or other governmental charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained.

     (b) Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established.

     (c) Liens under workmen's compensation, unemployment insurance, social security or similar legislation.

     (d) Liens, deposits or pledges to secure the performance of bids, tenders, leases (to the extent permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business and not constituting Indebtedness (other than Indebtedness with respect to surety bonds and instruments similar thereto which are described in clause (e) of the definition herein of "Indebtedness").

     (e) Judgment and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings.

     (f) Easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Company or any of its Subsidiaries of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.

     (g) Liens securing obligations of a Restricted Subsidiary to the Company or another Restricted Subsidiary.

     (h)  Liens in existence on the Closing Date and described in
Schedule 2 but not the extension of any such Lien to some other
Indebtedness or obligation.

     (i) Purchase Money Liens on any property acquired after January 1, 1997 or hereafter constructed by the Company or any of its Subsidiaries.

     (j) Liens securing reimbursement obligations with respect to commercial letters of credit permitted under Section 8.10 hereof, but only on goods being financed by such letters of credit or on title documents related thereto.

     (k) Liens granted in connection with the sale by the Company or any of its Subsidiaries of credit card receivables, to the extent and only to the extent that (i) such Liens burden only the receivables sold and are given as a precautionary measure in the event that such sales are recharacterized as grants of security interests, and (ii) the Company is in Financial Compliance both immediately before and immediately after the granting of such Liens.

     (l)  Liens on assets of Unrestricted Subsidiaries to secure
Nonrecourse Indebtedness.

     (m) Liens on cash and Temporary Cash Investments to secure margin calls under contracts traded on the Chicago Mercantile Exchange, the New York Mercantile Exchange, or other major commodities exchanges (or similar contracts), which contracts are (i) entered into in the ordinary course of business with firms which are members of such exchanges and (ii) constitute Product Hedging Obligations entered into in compliance with both Section 8.10(b) hereof and the Trading Policy.

     8.10 Indebtedness. The Company shall not create, issue, assume, guarantee, or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise incur (collectively, "incur") any Indebtedness, and the Company shall not permit any of its Subsidiaries to incur any Indebtedness, except that:

     (a) the Company may incur Indebtedness to the Banks or the Letter of Credit Agent hereunder, in accordance with the terms hereof;

     (b) the Company may incur Indebtedness to any Person other than one of its Subsidiaries (excluding liabilities and obligations prohibited under Section 8.25 hereof), provided that the Company is in Financial Compliance both immediately before and immediately after such incurrence and further provided, if such Indebtedness is for Hedging Obligations, that such Hedging Obligations are Product Hedging Obligations or Rate Hedging Obligations incurred for hedging purposes (and not speculation) in order to protect the Company or a Restricted Subsidiary against fluctuations in the interest rates applicable to their existing or reasonably anticipated floating rate indebtedness or against fluctuations in the prices applicable to their existing or reasonably anticipated requirements (for the reasonable operations of the Company's two lines of business) of crude oil, other feedstocks, retail petroleum products, or additives thereto or components thereof or their existing or reasonably anticipated requirements for energy supplies.

     (c)  the Company and the Restricted Subsidiaries may incur
Indebtedness in respect of commercial letters of credit, provided that the Company is in Financial Compliance both immediately before and immediately after such incurrence;

     (d)  the Company and the Restricted Subsidiaries may incur
Indebtedness secured by Purchase Money Liens, provided that the Company is in Financial Compliance both immediately before and immediately after such incurrence;

     (e)  the Company and the Restricted Subsidiaries may incur
Indebtedness under Guarantees permitted by Section 8.11 hereof;

     (f) any Restricted Subsidiary may incur Indebtedness to the Company or to any other Restricted Subsidiary, and the Company may incur Indebtedness to any Restricted Subsidiary so long as the aggregate amount of such Indebtedness of the Company to the Restricted Subsidiaries does not exceed $15,000,000 at any one time outstanding; and

     (g)  any Unrestricted Subsidiary may incur Nonrecourse
Indebtedness to Persons other than the Company and the Restricted
Subsidiaries.

     8.11 Guaranties, Etc. The Company shall not assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable, or permit any of its Restricted Subsidiaries to assume, guarantee, endorse or otherwise be or become directly or indirectly responsible or liable (including by means of an agreement to purchase any obligation, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or to maintain or cause any Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of such Person against loss) for obligations of any Person (each such obligation herein referred to as a "Guarantee") other than the Company or a Restricted Subsidiary, except:

     (a) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

     (b) a Guarantee of an obligation of any Person to the extent, but only to the extent, that a payment by the Company or a Restricted Subsidiary pursuant to such Guarantee shall reduce by the same amount any obligation of the Company or such Subsidiary which the Company or such Subsidiary is permitted to incur pursuant to the provisions of this Agreement, other than this Section 8.11; and

     (c) liabilities imposed by law on the Company or a Restricted Subsidiary for acts by Persons other than the Company or such Subsidiary.

     8.12 Mergers, Etc. The Company shall not merge or consolidate with any Person, or acquire all or any substantial part (in one transaction or a series of related transactions) of the business or, except in the ordinary course of business, the assets of any Person, or permit any of its Subsidiaries to do so, except that: (a) any Restricted Subsidiary may merge into or transfer assets to the Company; (b) any Restricted Subsidiary may merge into or consolidate with or transfer assets to any other Restricted Subsidiary; and (c) the Company or any of its Subsidiaries may acquire the capital or fixed assets or business of any Person pursuant to an Investment permitted under Section 8.13 hereof.

     8.13 Investments. The Company shall not make, or permit any of its Subsidiaries to make, any Investments except:

          (a)  Temporary Cash Investments; and

          (b) provided that the Company is in Financial Compliance both immediately before and immediately after making such Investments, other Permitted Investments.

     8.14 Sale of Assets. The Company shall not, and shall not permit any of its Subsidiaries to, make any Asset Sale except for:

     (a) transfers by any Subsidiary of the Company of assets to the Company or to a Restricted Subsidiary;

     (b) the substantially contemporaneous exchange of assets for assets of the same type and of substantially the same value;

     (c) the sale of undivided interests of 25% or less in either or both of the Company's refineries in Pasadena and Tyler, Texas, provided that (i) the Company (or one or more of its wholly-owned Subsidiaries) must retain operating control of both such refineries after any such sale, (ii) the Company must be in Financial Compliance both before and immediately after any such sale, and (iii) FIFO Net Worth must exceed $231,000,000 immediately after such sale, without giving effect to any gain recognized upon such sale; and

     (d) Asset Sales other than those described in clauses (a) or (b) of the definition herein of "Asset Sales", provided that (i) the Company must be in Financial Compliance both before and immediately after any such Asset Sale and (ii) to the extent the proceeds of any such permitted Asset Sale constitute "Excess Proceeds" under Section 1011 of the Senior Notes Indenture (or would, if not applied to pay the Loans, similarly be required to be used to prepay or purchase other Indebtedness under any other indenture, loan agreement, note purchase agreement, or similar agreement), the Company will prepay the Loans (to the extent thereof) and permanently reduce the Commitments by the amount of such prepayment.

The Company shall not, and shall not permit any of its Subsidiaries to, sell its or their credit card receivables unless the Company is in Financial Compliance both immediately before and immediately after such sale.

     8.15 Stock of Subsidiaries, Etc. The Company shall not sell or otherwise dispose of, or permit any of its Subsidiaries to sell or otherwise dispose of, any shares of capital stock of or any Indebtedness or other obligation of any of such Subsidiaries, except to the Company or a Restricted Subsidiary, or permit any such Subsidiary to issue any additional shares of its capital stock (except directors' qualifying shares) to any Person other than the Company or a Restricted Subsidiary.

     8.16 Transactions with Affiliates. The Company shall not enter into any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate or permit any of its Subsidiaries to enter into any such transaction, except in the ordinary course of, and pursuant to the reasonable requirements of, the Company's or such Subsidiary's business and upon terms not less favorable to the Company or such Subsidiary than would obtain in a comparable arm's length transaction with a Person not an Affiliate; provided that the foregoing restrictions shall not be deemed to prevent (a) any Subsidiary of the Company (or the Company) from entering into any transaction with the Company or a Restricted Subsidiary on terms no less favorable to the Company or such Restricted Subsidiary than those that would obtain in an arm's length transaction, and (b) the Company or any Subsidiary of the Company from entering from time to time into isolated transactions with Affiliates (not material to the Company's Consolidated financial condition) pursuant to which such Affiliates are allowed to temporarily use assets of the Company and its Subsidiaries and to reimburse the Company and such Subsidiaries for the allocable costs thereof without any additional payment for profit.

     8.17 Line of Business. The Company shall not enter into, or permit any of its Subsidiaries to enter into, any material line of business other than businesses of the same general type it is engaged in on the Closing Date.

     8.18 Accounts Payable; Senior Notes. The Company shall not permit accounts payable of the Company and its Subsidiaries to trade creditors for goods or services to age more than 60 days from the later of the due date thereof or the date of receipt of the invoice therefor, or permit other current operating liabilities (other than for borrowed money) to be more than 30 days past due; provided that the 60 and 30 day limitations referred to above shall not apply to accounts or operating liabilities which are being contested on a reasonable basis in good faith by appropriate proceedings. The Company shall make all required payments on the Senior Notes when due but shall not make any optional prepayment or redemption of the Senior Notes unless no Default then exists and the Company is in Financial Compliance both before and after such optional prepayment or redemption.

     8.19  FIFO Tangible Net North.  The Company shall cause FIFO
Tangible Net Worth to be at least $185,000,000 at the end of each calendar month.

     8.20 CFD/Capital Ratio. The Company shall cause the CFD/Capital Ratio to be less than .45 to 1.0 at the end of each calendar month.

     8.21  Net Adjusted Working Capital.  The Company shall cause
Adjusted Current Assets to exceed Adjusted Liabilities by $40,000,000 or more at the end of each calendar month.

     8.22  Adjusted Current Ratio.  The Company shall cause the
Adjusted Current Ratio to equal or exceed 1.2 to 1.0 at the end of each calendar month.

     8.23 Short-Term FIFO Net Income (Loss). The Company shall cause FIFO Net Income (Loss) to be greater than ($15,200,000) for each short-term measurement period commencing on or after August 1, 1996 (i.e., either to be positive or, if a loss, not to be a loss of more than $15,200,000). As used in this Section 8.23, "short-term measurement period" means any period of twelve consecutive calendar months.

     8.24 Mid-Term FIFO Net Income (Loss). The Company shall cause FIFO Net Income (Loss) to be greater than ($25,200,000) for each mid-term measurement period commencing on or after August 1, 1995 (i.e., either to be positive or, if a loss, not to be a loss of more than $25,200,000). As used in this Section 8.24, "mid-term measurement period" means any period of twenty-four consecutive calendar months.

     8.25 Unrestricted Subsidiaries. The Company may from time to time form new Subsidiaries and designate such Subsidiaries as Unrestricted Subsidiaries, subject to the terms and provisions set out in the definition herein of "Unrestricted Subsidiary". The Company shall not (and shall not allow any of its Subsidiaries to) make any Investment in an Unrestricted Subsidiary except for:

          (a) Investments which are contemplated in clause (c) of the definition herein of "Unrestricted Subsidiary" and which are made at or about the time any Subsidiary of the Company is designated as an Unrestricted Subsidiary; and

          (b) other capital contributions or loans thereafter made to such Unrestricted Subsidiary, provided that (i) neither the Company nor any Consolidated Subsidiary may make any advance commitment to any Person to make any such capital contribution or loan, and (ii) the making of such capital contribution or loan does not cause a Default to occur and the Company is in Financial Compliance immediately after such capital contribution or loan is made.

Neither the Company nor any Restricted Subsidiary shall otherwise transfer assets to any Unrestricted Subsidiary, or have or incur any liability or obligation to or for the benefit of any Unrestricted Subsidiary (or to or for the benefit of any other Person in connection with any Nonrecourse Indebtedness of any Unrestricted Subsidiary, including any liability or obligation as a co-maker of such Nonrecourse Indebtedness, under any Guarantee thereof, or under any indemnity or undertaking given to the holder thereof, to such Unrestricted Subsidiary or to any other Person), except that the Company and its other Subsidiaries may make payments to an Unrestricted Subsidiary if such payments are made in compliance with
Section 8.16 hereof and are made for goods or services received by the payor from such Unrestricted Subsidiary. An Unrestricted Subsidiary can be converted by the Company into a Restricted Subsidiary if (and only if):

          (1) the Company gives the Administrative Agent at least ten days' advance written notice redesignating such Unrestricted Subsidiary as a Restricted Subsidiary, specifying the date on which such conversion is to occur and containing calculations showing that the Company will be in Financial Compliance on such date after giving effect to such conversion and to the consequent treatment of such Subsidiary as a Restricted Subsidiary and a Consolidated Subsidiary for the purposes of determining Cumulative Adjusted Liquidity Capacity and the Company's compliance with Section 8.18 through and including
Section 8.26 hereof,

          (2) the Company is in fact in Financial Compliance on such date, after giving effect to such conversion, and

          (3) no Default otherwise exists on such date, after giving effect to such conversion.

     8.26 Restricted Subsidiaries. No Restricted Subsidiary shall enter into or consent to any agreement with any creditor which prohibits it, either directly or indirectly, from paying dividends or making other distributions to the Company without such creditor's consent.

     SECTION 9  Events of Default.

     9.1 Events of Default. If one or more of the following events (herein called "Events of Default") shall occur and be continuing (and shall not have been waived pursuant to Section 11.4 hereof):

     (a) The Company shall default in the payment when due of any principal of or interest on any Loan, Letter of Credit Liability or any other amount payable by it hereunder, and such payment shall not be made in full within one Business Day thereafter; or

     (b) The Company or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $5,000,000 or more; or any event (including any "Change of Control" as defined in the Senior Notes Indenture) specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase or otherwise), prior to its stated maturity; or

     (c) Any representation, warranty or certification made or deemed made in any Loan Document shall prove to have been false or misleading in any material respect as of the time made or deemed made; or

     (d) The Company shall default in the performance of any of its obligations under Section 2.10 hereof or Sections 8.8 through and including 8.26 hereof; or

     (e) The Company shall default in the performance of any of its other obligations in any Loan Document and such default shall continue unremedied for a period of 30 consecutive days after notice thereof to the Company by the Administrative Agent; or

     (f) The Company or any of its Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

     (g) The Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

     (h) A proceeding or case shall be commenced, without the application or consent of the Company or any of its Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or such Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of the Company or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Company or such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

     (i) A final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate shall be rendered by a court or courts against the Company or any of its Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Company or the relevant Subsidiary shall not, within such period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

     (j)  An event or condition specified in Section 8.8(g)(iii) or
(iv) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur or in the reasonable opinion of the Majority Banks shall be reasonably likely to incur a liability (other than a liability to make contributions in the ordinary course of business) to a Plan, a Multiemployer Plan or the PBGC (or any combination of the foregoing) which is, in the determination of the Majority Banks, material in relation to the Consolidated financial condition, operations, business or prospects taken as a whole of the Company and the Consolidated Subsidiaries; or

     (k) During any period of 25 consecutive calendar months, (i) individuals who were directors of the Company on the first day of such period, (ii) individuals who were elected or nominated to replace directors who have retired, and (iii) other individuals whose election or nomination by the Board of Directors of the Company was approved by at least a majority of the Board of Directors of the Company who either (x) were directors on the first day of such period, (y) whose election or nomination was previously so approved, or (z) who were elected or nominated to replace directors who had retired, shall no longer constitute a majority of the Board of Directors of the Company; or

     (l) the aggregate Unfunded Vested Liabilities of the Company and the ERISA Affiliates with respect to all Plans exceed the sum of (i) the aggregate amounts by which all Plans are overfunded, plus (ii) $8,000,000;

THEREUPON: (i) in the case of an Event of Default other than one referred to in clause (g) or (h) of this Section 9.1 with respect to the Company, the Administrative Agent may and, upon request of the Majority Banks, shall, by notice to the Company, cancel the Commitments or declare any or all of the Obligations (including any amounts payable under Section 5.5 hereof) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of demand or of dishonor, notice of intention to accelerate, notice of acceleration, or any other notice or other formalities of any kind, all of which are hereby expressly waived by the Company; and (ii) in the case of the occurrence of an Event of Default referred to in clause (g) or (h) of this Section 9.1 with respect to the Company, the Commitments shall automatically be cancelled and all of the Obligations (including any amounts payable under Section 5.5 hereof) shall automatically become immediately due and payable without presentment, demand, protest, notice of demand or of dishonor, notice of intention to accelerate, notice of acceleration, or any other notice or other formalities of any kind, all of which are hereby expressly waived by the Company.

     9.2 Cash Collateral Account. Without limiting its obligations under Section 9.1 hereof, the Company hereby agrees that upon the occurrence and during the continuance of any Event of Default it shall, upon demand by the Majority Banks through the Administrative Agent, pay (and in the case of any Event of Default specified in paragraph (g) or (h) of Section 9.1 hereof with respect to the Company, forthwith, without any demand or the taking of any other action by any of the Bank Parties, pay) to the Administrative Agent an amount in immediately available funds equal to the then aggregate undrawn face amount of all Letters of Credit. All amounts received by the Administrative Agent pursuant to this Section 9.2 (and all investments of such amounts and earnings therein and proceeds thereof) shall be held by the Administrative Agent in a cash collateral account in the name of the Administrative Agent entitled "Crown Central Petroleum Letter of Credit Cash Collateral Account" (the "Collateral Account") as collateral for the prompt payment and performance when due of all Letter of Credit Liabilities, and following the satisfaction of all Letter of Credit Liabilities, as collateral for all other Obligations. The balance in the Collateral Account from time to time (including all earnings thereon and proceeds thereof) shall be invested and reinvested by the Administrative Agent in the name of the Administrative Agent in Temporary Cash Investments (maturing not later than 15 days after the date acquired) as the Company shall from time to time specify to the Administrative Agent (failure by the Company to make any such specification being deemed a specification to make an investment with NationsBank of a type described in clause (e) of the definition herein of "Temporary Cash Investments"), and the Company hereby authorizes and directs the Administrative Agent to collect and receive any earnings and proceeds of any such obligations and to credit the net amount of all such receipts to the Collateral Account. If and to the extent so requested by the Company from time to time, the Administrative Agent will debit the Collateral Account (and liquidate any investments therein to the extent necessary) in an amount equal to the excess, if any, of the then outstanding balance in the Collateral Account over the then aggregate outstanding amount of Letter of Credit Liabilities, and pay such amount to the Company (by depositing the same in an account of the Company maintained with NationsBank and designated by the Company), provided that no such debit or payment shall be made if a Default has occurred and is continuing or would result therefrom.
  When all of the Obligations shall have been paid in full and the Commitments and all Letter of Credit Liabilities and all Letters of Credit shall have expired or been terminated, the Administrative Agent shall transfer to the Company (by depositing the same in an account of the Company maintained with NationsBank and designated by the Company) the then outstanding balance in the Collateral Account.

     9.3 Indemnity. The Company agrees to indemnify each Indemnified Party, upon demand, from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called "liabilities and costs") which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Indemnified Party growing out of, resulting from or in any other way associated with any of the Loan Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein (including any violation or noncompliance with any Environmental Laws by the Company or any of its Subsidiaries or any liabilities or duties of the Company or any of its Subsidiaries or of any Indemnified Party with respect to Hazardous Materials found in or released into the environment).

     THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNIFIED PARTY, PROVIDED THAT NO INDEMNIFIED PARTY SHALL BE ENTITLED UNDER THIS SECTION TO RECEIVE INDEMNIFICATION FOR THAT PORTION, IF ANY, OF ANY LIABILITIES AND COSTS WHICH IS PROXIMATELY CAUSED BY ITS OWN INDIVIDUAL GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

     SECTION 10  The Administrative Agent and the Letter of Credit
Agent.

     10.1 Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Administrative Agent and the Letter of Credit Agent to act as its agents hereunder and under the Letter of Credit Documents with such powers as are specifically delegated to each by the terms of this Agreement the Letter of Credit Documents, and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The "Administrative/LC Agents" (which term as used herein shall include the Administrative Agent, the Letter of Credit Agent, their respective Affiliates, and their own and their respective Affiliates' officers, directors, employees, representatives and agents) and the Documentation Agent (and its Affiliates and its own and its respective Affiliates' officers, directors, employees, representatives and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents and shall not by reason of this Agreement or any of the other Loan Documents be or be deemed a fiduciary or trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any of the other Loan Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Loan Document or any other document referred to or provided for herein or for any failure by the Company or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct. Each of the Administrative Agent and the Letter of Credit Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Each of the Administrative Agent and the Letter of Credit Agent may deem and treat each Bank as the beneficial holder of the Extensions of Credit made by it for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with it by such Bank, together with the written consent of the Company to such assignment or transfer.

     10.2 Reliance. The Administrative Agent and the Letter of Credit Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of its legal counsel, independent accountants and other experts selected by it. As to any matters not expressly provided for by this Agreement or the other Loan Documents, the Administrative Agent and the Letter of Credit Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

     10.3 Defaults. Neither the Administrative Agent nor the Letter of Credit Agent shall be deemed to have knowledge or notice of the occurrence of a Default (other than the non-payment of any obligation to the extent the same is required to be paid to it for the account of the Banks) unless it has received notice from a Bank or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that either the Administrative Agent or the Letter of Credit Agent receives such a notice of the occurrence of a Default, it shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment) and shall (subject to Section 10.7 hereof) take such action with respect to such Default as shall be directed by the Majority Banks, provided that, unless and until it shall have received such directions, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Bank Parties.

     10.4 Rights as a Bank. With respect to its Commitment and the Extensions of Credit made by it, each Administrative/LC Agent and the Documentation Agent shall, in its capacity as a Bank hereunder, have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as an Administrative/LC Agent or the Documentation Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include each Administrative/LC Agent and the Documentation Agent in its individual capacity. Each Bank Party (and any successor thereto) and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company (and any of its Subsidiaries or Affiliates) as if it were not acting as an Administrative/LC Agent, the Documentation Agent or a Bank, and each Bank Party and its Subsidiaries or Affiliates may accept fees and other consideration from the Company for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

     10.5 Indemnification. The Banks agree to indemnify the Administrative/LC Agents (to the extent not reimbursed under Section
11.3 hereof, but without limiting the obligations of the Company under such Section 11.3), ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against either Administrative/LC Agent in any way relating to or arising out of this Agreement or any Loan Documents or other documents contemplated by or referred to herein or the transactions contemplated hereby (including the costs and expenses which the Company is obligated to pay under Section 11.3 hereof but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of their agency duties hereunder) or the enforcement of any of the terms hereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

     10.6 Non-Reliance on other Bank Parties. Each Bank agrees that it has, independently and without reliance on the Administrative/LC Agents or any other Bank Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative/LC Agents or any other Bank Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. Neither Administrative/LC Agent shall be required to keep itself informed as to the performance or observance by the Company of this Agreement or any Loan Document or other document referred to or provided for herein or to inspect the properties or books of the Company or any of its Subsidiaries. Except for notices, reports and other documents and information or expressly required to be furnished to the Banks by either Administrative/LC Agent hereunder, neither Administrative/LC Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Company or any of its Subsidiaries (or any of their affiliates) which may come into the possession of such Administrative/LC Agent or any of its Affiliates.

     10.7 Failure to Act. Except for specific actions expressly required of it hereunder or under any Letter of Credit Document, each of the Administrative Agent, the Letter of Credit Agent and the Documentation Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Banks of their indemnification obligations under Section 10.5 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     10.8 Resignation or Removal. Subject to the appointment and acceptance of a successor as provided below, either or both of the Administrative Agent and the Letter of Credit Agent may resign at any time by giving notice thereof to the Banks and the Company, and either may be removed at any time with or without cause by the Majority Banks, provided that the Letter of Credit Agent shall not be removed as Letter of Credit Agent with respect to Letters of Credit issued by it. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent or Letter of Credit Agent. If no successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Letter of Credit Agent has given its notice of resignation or after the Majority Banks have removed such Administrative Agent or Letter of Credit Agent, then the retiring or removed Administrative Agent or Letter of Credit Agent may, on behalf of the Banks, appoint a successor, which shall be a bank which has an office in the United States of America and which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent or Letter of Credit Agent hereunder by such a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or Letter of Credit Agent, and the retiring Administrative Agent or Letter of Credit Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent or Letter of Credit Agent's resignation or removal hereunder, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent or Letter of Credit Agent.

Notwithstanding the foregoing the same entity shall act as Administrative Agent and Letter of Credit Agent. However, the
Company, the Administrative Agent and the Majority Banks may designate a Bank or Banks to serve as co-Letter of Credit Agent which shall be entitled to all of the rights and obligations of the Letter of Credit Agent hereunder.

     10.9 Documents. Each of the Administrative Agent and the Letter of Credit Agent will forward to each Bank, promptly after its receipt thereof, a copy of each report, notice or other document required by this Agreement to be delivered to it for each Bank.

     SECTION 11  Miscellaneous.

     11.1 No Waiver. No failure on the part of any Bank Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

     11.2 Notices. All notices and other communications provided for herein (including any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including by telecopy or other facsimile transmission) and telecopied, mailed or otherwise delivered (or telephoned, as the case may be) to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier, personally delivered, or, in the case of a notice sent by certified or registered United States mail, three days after deposit in the mails, and in each case given or addressed as aforesaid.

     11.3 Expenses, Etc. The Company agrees to pay (or reimburse each of the Bank Parties for paying): (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent or the Letter of Credit Agent (including the reasonable fees and expenses of Thompson & Knight, P.C., their counsel, as contemplated in a letter agreement of even date herewith between the Company and the Administrative Agent) in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Extensions of Credit hereunder and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any of the other Loan Documents; (b) all reasonable costs and expenses of the Bank Parties (including reasonable attorneys' fees) in connection with the enforcement or defense of the Loan Documents and their rights and remedies thereunder (including any determination of whether or how to carry out such enforcement or defense) or in connection with any workout or restructuring or any bankruptcy proceeding relating to the Company, any Default, or any Loan Document; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, any of the other Loan Documents or any other document referred to herein. If the Company fails to pay any expenses, attorneys' fees or other amounts it is required to pay under any Loan Document, the Administrative Agent may pay the same. The Company shall immediately reimburse the Administrative Agent for any such payments and each amount paid by the Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by the Administrative Agent. The Company hereby promises to the Bank Parties to pay interest at the applicable Post-Default Rate on all Obligations which the Company has in this Agreement promised to pay (including Obligations to pay fees or to reimburse or indemnify any Indemnified Party) and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

     11.4 Whole Agreements, Amendments, Etc. The Loan Documents, and the other agreements referred to in Section 2.5(d) hereof for the sole purpose of determining the fees payable under such section and in no other respect, set forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all previous understandings, written or oral, in respect thereof. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended, waived or otherwise modified only by an instrument in writing signed by the Company, the Administrative Agent, the Letter of Credit Agent, and the Majority Banks, or by the Company, the Administrative Agent and the Letter of Credit Agent acting with the consent of the Majority Banks; provided that no amendment, waiver or modification shall, unless by an instrument signed by all of the Banks or by the Administrative Agent acting with the consent of all of the Banks: (i) except to the extent contemplated in Section 2.4(d) hereof, increase the amount of the Commitments or extend the term of the Commitments, or extend the time or waive any requirement for the reduction or termination of the Commitments, (ii) extend the date fixed for the payment or prepayment of principal of any Loan or Reimbursement Obligation or interest on any Loan or Reimbursement Obligation or any fees provided for herein, (iii) reduce the amount of any payment or prepayment of principal of any Loan or Reimbursement Obligation or the rate at which interest is payable thereon or any fee is payable hereunder other than any fee payable to the Administrative Agent or the Letter of Credit Agent for its own account, (iv) alter the terms of this Section 11.4, (v) amend the definition herein of the term "Majority Banks", or (vi) release any collateral which the Administrative Agent or the Letter of Credit Agent may from time to time hold on behalf of the Banks, except to the extent such release is required under the Loan Documents under which such Collateral is held; and provided, further, that any amendment, waiver or modification of
Section 10 hereof, or which affects the rights or obligations of the Administrative Agent or the Letter of Credit Agent, shall require the consent of such Person.

     11.5 Survival After Closing; Severability. All of the Company's (and any of its Subsidiaries') representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to the Bank Parties and this Agreement is terminated as provided in Section
11.7 hereof. If any term or provision of any Loan Document is ever determined to be illegal or unenforceable, all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

     11.6  Assignments and Participations.

     (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (b) The Company may not assign its rights or obligations hereunder or under the other Loan Documents without the prior consent of all of the Bank Parties.

     (c) A Bank may assign its Loans, its Notes, its rights or obligations in respect of Letters of Credit or its Commitment but only with the prior consent of the Company, the Administrative Agent and the Letter of Credit Agent, provided that no such consent of the Company shall be required after the Obligations have become due and payable in full (by acceleration or otherwise) and further provided, unless the Administrative Agent otherwise consents, each partial assignment of a Bank's Loans, Notes, rights or obligations in respect of Letters of Credit or Commitments shall (i) be in the amount of $5,000,000 or a higher integral multiple of $1,000,000 and (ii) consist of a ratable proportion of each of its Loans, Notes, rights and obligations in respect of Letters of Credit and Commitments. The Company shall not unreasonably withhold its consent to any request by a Bank to make an assignment pursuant to the foregoing sentence. Upon notice to the Company and the Administrative Agent of an assignment permitted by the preceding sentence (which notice shall identify the assignee, the amount of the assignor's Loans and Commitments and obligations in respect of Letters of Credit assigned in detail reasonably satisfactory to the Administrative Agent), and upon the effectiveness of any other assignment consented to by the Company, the Administrative Agent and the Letter of Credit Agent, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Company, the Administrative Agent and the Letter of Credit Agent), the obligations, rights and benefits of a Bank hereunder holding the Loans and Commitments and obligations in respect of Letters of Credit (or portions thereof) assigned to it (in addition to the Loans and Commitments and obligations in respect of Letters of Credit, if any, theretofore held by such assignee) and the assigning Bank shall, to the extent of such assignment, be released from the Commitments and obligations in respect of Letters of Credit (or portions thereof) so assigned. The assignor Bank shall pay an assignment fee of $3,500 to the Administrative Agent at the time of each assignment or partial assignment under this subsection (c).

     (d) A Bank may sell to one or more other Persons (herein called "Participants") a participation in all or any part of any Loans or Letter of Credit Liabilities held by it, provided that no Participant shall have any rights under or with respect to this Agreement, any other Loan Document or any Reimbursement Obligation of the Company (a Participant's rights against such Bank in respect of such participation to be those set forth in the agreement (in this section the "Participation Agreement") executed by such Bank in favor of the Participant), and such Bank shall not be relieved of any of its obligations hereunder to the other parties hereto. All amounts payable by the Company to any Bank hereunder (including under Section 5 hereof) shall be determined as if such Bank had not sold any participations and as if such Bank were funding each Loan and Letter of Credit Liability in which participations have been sold in the same way that it is funding the portion of such Loan in which no participations have been sold. In no event shall a Bank that sells a participation be or become obligated to the Participant under the Participation Agreement to take or refrain from taking any action hereunder or under any other Loan Document (including granting approval of any amendment or waiver) except that such Bank may agree in the Participation Agreement that it will not, without the consent of the Participant, agree to (i) the extension of any date fixed for the payment of principal of or interest on or other amount payable with respect to such Bank's Loans or Letter of Credit Liabilities,
(ii) the reduction of any such payment, or (iii) the reduction of the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) fees are payable hereunder to a level below the rate at which the Participant is entitled to receive interest or fees in respect of such participation.

     (e) In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.6, any Bank may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

     11.7 Termination; Limited Survival. In its sole and absolute discretion the Company may -- at any time when all of the Commitments have been terminated, no Letters of Credit are in effect, and all Obligations have been paid in full -- elect in a written notice delivered to the Administrative Agent to terminate this Agreement. Upon receipt by the Administrative Agent of such a notice at such a time, this Agreement and all other Loan Documents shall thereupon be terminated and the parties hereto and thereto released from all prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by the Company or any of its Subsidiaries in any Loan Document, any Obligations under Sections 5.1, 5.5, 5.6, 9.3, 10.5, or 11.3 hereof, and any other obligations which any Person may have to indemnify or compensate any Bank Party or any Indemnified Party shall survive any termination of this Agreement or any other Loan Document. At the request and expense of the Company, the Administrative Agent shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents. The Administrative Agent is hereby authorized to execute all such instruments on behalf of all Banks, without the joinder of or further action by any Bank.

     11.8 Acknowledgements and Admissions. The Company hereby represents, warrants, acknowledges and admits that (a) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by any Bank Party, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document, (b) there are no representations, warranties, covenants, undertakings or agreements by any Bank Party as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document, (c) no Bank Party has any fiduciary obligation toward the Company with respect to any Loan Document or the transactions contemplated thereby, and the Administrative Agent, the Letter of Credit Agent and the Documentation Agent are not the Company's agents but are agents for the Banks, and
(d) no partnership or joint venture exists with respect to the Loan Documents between the Company and any of the Bank Parties.

     11.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

     11.10 Governing Law; Submission to Jurisdiction. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of Texas. The Company hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Texas and of any Texas State Court sitting in Dallas, for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Company hereby irrevocably appoints the Process Agent as its agent to receive on behalf of the Company and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Company in care of the Process Agent at the Process Agent's address specified below, and the Company hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.
As an alternative method of service, the Company also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Company at its address specified in Section 11.2 hereof. For the purpose of this Agreement, the Process Agent's address is c/o CSC-Lawyers Incorporating Service Company, 100 Congress Ave., Suite 1100, Austin, Texas 78701.

     11.11 WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE BANK PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     11.12 Confidentiality. Each Bank Party agrees (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Company pursuant to this Agreement which is identified by the Company as being confidential at the time the same is delivered to the Bank Parties, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Bank Parties, (iii) to bank examiners, auditors or accountants, (iv) to any other Bank Party or any Affiliate of any Bank Party, (v) in connection with any litigation in connection with this Agreement or the transaction contemplated hereby to which any one or more of the Bank Parties is a party, (vi) to any assignee or Participant (or prospective assignee or Participant) so long as such assignee or Participant (or prospective assignee or Participant) first executes and delivers to the respective Bank a confidentiality agreement having substantially the same terms as this Section 11.12 or (vii) to the extent that such information is obtained from a source other than the Company (whether before or after receipt of such information from the Company) on a non-confidential basis; provided, further, that, unless specifically prohibited by applicable law or court order, each Bank shall, prior to disclosure thereof, notify the Company of any request for disclosure of any such non-public information (1) by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) or (2) pursuant to legal process; and provided, finally, that in no event shall any Bank Party be obligated or required to return any materials furnished by the Company. The provisions this Section 11.12 shall survive the repayment of the Obligations and the termination of the Commitments.

     11.13 Replacement of Banks. If any Bank (a) requests compensation pursuant to Section 5.1 or Section 5.6 hereof, or such Bank's obligation to make Eurodollar Loans shall be suspended pursuant to Section 5.2 or 5.3 hereof, or (b) does not agree to extend its Commitment Termination Date pursuant to request by the Company as contemplated by Section 2.4(d) hereof, the Company, upon not less than three Business Days prior notice to such Bank (with a copy to the Administrative Agent), may require that such Bank assign (in which case such Bank shall assign) as provided in Section 11.6(b) hereof, all (but not less than all) of its Loans and Commitment to another bank or banks (which may be "Banks" hereunder) specified in such notice that are willing to accept such assignment (and are acceptable to the Administrative Agent and the Letter of Credit Agent) for an amount equal to the aggregate principal amount of such Bank's Loans then outstanding and interest thereon accrued to the date of the consummation of such assignment and pursuant to documentation reasonably acceptable to such Bank, provided that the Company shall pay to such Bank upon consummation of such assignment (i) such amounts (if any) as are then payable to such Bank under Section 5 hereof including the amounts (if any) the Company would be required to pay to such Bank under Section 5.5 hereof if the Loans assigned by it were being prepaid by the Company, (ii) the commitment fee payable for the account of such Bank pursuant to Section 2.5 hereof accrued to the date such Bank's Commitment is assigned in full pursuant to this
Section 11.13, and (iii) all other amounts then payable by the Company to or for the account of such Bank hereunder (other than the principal of and interest on its Loans).

     11.14 Limitation on Interest. Bank Parties, the Company and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither the Company nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Bank Parties expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Bank Party or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Bank Party's or holder's option, promptly returned to the Company or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, Bank Parties and the Company (and any other payors thereof) shall to the greatest extent permitted under applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. In the event applicable law provides for an interest ceiling under Texas Revised Civil Statutes Annotated article 5069-1.04, that ceiling shall be the indicated rate ceiling and shall be used when appropriate in determining the Highest Lawful Rate. As used in this section the term "applicable Law" means the Laws of the State of Texas or the Laws of the United States of America, whichever Laws allow the greater interest, as such Laws now exist or may be changed or amended or come into effect in the future.

     11.15 Restatement. This Agreement restates and amends the Original Agreement in its entirety effective as of the date hereof, and all terms and provisions hereof shall supersede the terms and provisions thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

     CROWN CENTRAL PETROLEUM CORPORATION


     By:  /s/--Phillip W. Taff
          Phillip W. Taff
          Executive Vice President and
           Chief Financial Officer

     for mail delivery:

     P.O. Box 1168
     Baltimore, Maryland  21203

     for hand delivery:

     One North Charles Street
     Baltimore, Maryland  21201

     Facsimile No.:  (410) 659-4747
     Telephone No.:  (410) 659-4803
     Attention: John E. Wheeler, Jr.

     with a copy to:

     John S. Graham, III
     McGuire, Woods, Battle & Boothe, L.L.P.
     One North Charles Street
     Baltimore, Maryland  21201
     Facsimile No.:  (410) 659-4599
     Telephone No.:  (410) 659-4416

Commitment

$16,750,000    NATIONSBANK OF TEXAS, N.A.,
      as Administrative Agent, Letter of Credit Agent and a Bank



     By:  /s/--Patrick M. Delaney
          Patrick M. Delaney
          Senior Vice President


     Lending Office for all Loans
     and Address for all Notices:

     901 Main Street
     P.O. Box 830104
     Dallas, Texas  78283-0104
     Attn:  William D. Clift
     Facsimile No.: (214) 508-1285
     Telephone No.: (214) 508-1242

     with a copy to:

     NationsBank Center
     Energy Finance Division
     700 Louisiana, 8th Floor
     Houston, Texas  77002
     Attn:  Patrick Delaney
     Facsimile No.: (713) 247-6568
     Telephone No.: (713) 247-7373

     with a copy (for all matters in respect of Letters of Credit) to the attention of:

     Barbara Teague
     Facsimile (214) 508-2543
     Telephone (214) 508-3097

Commitment

$16,750,000    BANKBOSTON, N.A.,
      as Documentation Agent and a Bank


     By:  /s/--J. R. Vaughan, Jr.
          Name:     J. R. Vaughan, Jr.
          Title:    Director
               Energy and Utilities


     Lending Office for All Loans
     and Address for Notices:

     100 Federal Street
     Mail Code 01-08-04
     Boston, Massachusetts  02110
     Attn:   John R. Vaughan, Jr.
     Facsimile No.:  (617) 434-3652
     Telephone No.:  (617) 434-4898

Commitment

$16,500,000    FIRST NATIONAL BANK OF MARYLAND, as a Bank


     By:  /s/--Kellie M. Matthews
          Name:     Kellie M. Matthews
          Title:    Vice President


     Lending Office for All Loans
     and Address for Notices:

     Maryland Division
     25 South Charles Street
     18th Floor, 101-744
     Baltimore, Maryland  21201
     Attn:  Kellie M. Matthews
     Facsimile No.:  (410) 244-4294
     Telephone No.:  (410) 244-4864

Commitment

$15,000,000    SIGNET BANK, as a Bank


     By:  /s/--Janice E. Godwin
          Name:     Janice E. Godwin
          Title:    Vice President


     Lending Office for All Loans
     and Address for Notices:

     7 St. Paul Street, 18th Floor
     Baltimore, Maryland  21202
     Attn:  Janice E. Godwin
     Facsimile No.:  (410) 625-6365
     Telephone No.:  (410) 332-5450

Commitment

$15,000,000    DEN NORSKE BANK ASA, as a Bank


     By:  /s/--Byron L. Cooley
          Name:     Byron L. Cooley
          Title:    Senior Vice President



     By:  /s/--William V. Moyer
          Name:     William V. Moyer
          Title:    First Vice President


     Lending Office for All Loans
     and Address for Notices:

     Attn:  Customer Services
     200 Park Avenue, 31st Floor
     New York, New York  10166-0396
     Facsimile No.:  (212) 681-3800
     Telephone No.:  (212) 681-3900

     With a copy to:

     333 Clay Street, Suite 4890
     Houston, Texas  77002
     Attn:  Byron Cooley
     Facsimile No.:  (713) 757-1167
     Telephone No.:  (713) 844-9257

Commitment

$10,000,000    HIBERNIA NATIONAL BANK, as a Bank


     By:  /s/--Colleen Smith
          Name:     Colleen Smith
          Title:    Vice President


     Lending Office for All Loans
     and Address for Notices:

     313 Carondelet Street
     New Orleans, Louisiana  70130
     Attn:  Colleen Smith
     Facsimile No.:  (504) 533-5434
     Telephone No.:  (504) 533-5395

Commitment

$10,000,000    CRESTAR BANK, as a Bank


     By:  /s/--Paul Beliveau
          Name:     Paul Beliveau
          Title:    Vice President


     Lending Office for All Loans
     and Address for Notices:

     120 East Baltimore Street, 25th Floor
     Baltimore, Maryland  21202
     Attn:  Paul Beliveau
     Facsimile No.:  (410) 986-1670
     Telephone No.:  (410) 986-1662

Commitment

$10,000,000    PNC BANK, N.A., as a Bank


     By:  /s/--John R. Way
          Name:     John R. Way
          Title:    Commercial Banking Officer


     Lending Office for All Loans
     and Address for Notices:

     One PNC Plaza 3-3
     249 Fifth Avenue
     Pittsburgh, Pennsylvania  15222
     Attn:  John Way
     Facsimile No.:  (412) 762-2571
     Telephone No.:  (412) 762-5290